UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant	☑
Filed by a party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SELECT COMFORT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
.............................................................
(2)	Aggregate number of securities to which transaction applies:
.............................................................
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
.............................................................
(4)	Proposed maximum aggregate value of transaction:
.............................................................
(5)	Total fee paid:
.............................................................

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
............................................................
(2)	Form, Schedule or Registration Statement No.:
............................................................
(3)	Filing Party:
............................................................
(4)	Date Filed:

9800 59th Avenue North
Plymouth, Minnesota  55442

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 30, 2012

TO THE SHAREHOLDERS OF SELECT COMFORT CORPORATION:

Select Comfort Corporation will hold its Annual Meeting of Shareholders at 12:00 p.m. Central Time on Wednesday, May 30, 2012, at the Hilton Minneapolis located at 1001 Marquette Avenue, Minneapolis, Minnesota 55403.  The purposes of the meeting are to:

1.	Elect three persons to serve as directors for three-year terms;

2.	Cast an advisory vote on executive compensation; and

3.	Cast an advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

Shareholders of record at the close of business on April 4, 2012 will be entitled to vote at the meeting and any adjournments thereof.  A Notice of Internet Availability of Proxy Materials will be mailed to certain shareholders on or about April 17, 2012.  The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and Annual Report and how to vote your shares.  All other shareholders will receive the proxy materials by mail.  Please be sure to vote your shares in time for our May 30, 2012 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.  A copy of the Annual Report for the year ended December 31, 2011 also accompanies this Notice.

By Order of the Board of Directors,

/s/ Mark A. Kimball
Mark A. Kimball
Senior Vice President,
General Counsel & Secretary

April 17, 2012
Plymouth, Minnesota

As used in this Proxy Statement, the terms “we,” “us,” “our,” the “company” and “Select Comfort” mean Select Comfort Corporation and its subsidiaries and the term “common stock” means our common stock, par value $0.01 per share.

i

9800 59th Avenue North
Plymouth, Minnesota  55442

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

May 30, 2012

INTRODUCTORY INFORMATION ABOUT THE MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders.  The meeting will be held on Wednesday, May 30, 2012, at 12:00 p.m. Central Time, at the Hilton Minneapolis located at 1001 Marquette Avenue, Minneapolis, Minnesota 55403.

How can I receive proxy materials?

We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing a full set of printed proxy materials to each shareholder.  On or about April 17, 2012, we began mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials (the “Shareholder Notice”), which includes instructions on (i) how to access our Proxy Statement and Annual Report on the Internet, (ii) how to request that a printed copy of these proxy materials be forwarded to you, and (iii) how to vote your shares.  If you receive the Shareholder Notice, you will not receive a printed copy of the proxy materials unless you request a printed copy by following the instructions in the Shareholder Notice.  All other shareholders will be sent the proxy materials by mail beginning on or about April 17, 2012.

Requests for printed copies of the proxy materials can be made by Internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

What does it mean if I receive more than one proxy card or Shareholder Notice?

It generally means you hold shares registered in more than one account.  If you received a paper copy of the proxy statement and you choose to vote by mail, sign and return each proxy card.  If you choose to vote by Internet or telephone, vote once for each proxy card and/or Shareholder Notice you receive.  If you have received more than one Shareholder Notice, vote once for each Shareholder Notice that you receive.

What are shareholders being asked to vote on?

There are three items to be voted on at the meeting:

●	The election of three persons to serve as directors for three-year terms;

●	An advisory vote on executive compensation; and

●	An advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

Who is entitled to vote?

Shareholders of record at the close of business on April 4, 2012 will be entitled to vote at the meeting.  As of that date, there were 56,708,746 outstanding shares of common stock.  Each share is entitled to one vote on each matter to be voted on at the Annual Meeting.  Shareholders are not entitled to cumulative voting rights.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote (i.e., at least 28,354,374 shares) will constitute a quorum for the transaction of business at the Annual Meeting.  In general, shares of common stock represented by a properly signed and returned proxy card or properly voted by telephone or via the Internet will be counted as shares represented and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter.

What is the vote required to approve each proposal?

Proposal 1 (election of directors) will require the affirmative vote of holders of a majority of the shares represented and entitled to vote in person or by proxy on such action.

Proposal 2 (the advisory vote on executive compensation) and proposal 3 (the advisory vote on ratification of the selection of independent auditors) will each require the affirmative vote of holders of the greater of: (i) a majority of the shares represented and entitled to vote in person or by proxy on such matter, or (ii) a majority of the minimum number of shares entitled to vote in person or by proxy that would constitute a quorum for the transaction of business at the Annual Meeting in order to be considered approved by shareholders.

Please note that each of proposals 2 and 3 are “advisory” votes, meaning that the shareholder votes on these items are for purposes of enabling shareholders to express their point of view or preference on these proposals, but are not binding on the company or its board of directors and do not require the company or its board of directors to take any particular action in response to the shareholder vote.  The Board intends to consider fully the votes of our shareholders in the context of any future action with respect to these proposals.

How are votes counted?

On proposal 1 (election of directors), you may either vote “For” or “Withhold” authority to vote for each nominee for the Board of Directors.

On proposal 2 (the advisory vote on executive compensation) and proposal 3 (the advisory vote on ratification of the selection of independent auditors), you may vote “For,” “Against” or “Abstain” on each proposal.

If you are a shareholder of record and grant a proxy by telephone or Internet without voting instructions, or sign and submit your proxy card without voting instructions, your shares will be voted “For” each director nominee, “For” proposal 2 (the advisory vote on executive compensation) and “For” proposal 3 (the advisory vote on ratification of the selection of independent auditors).

Proxies marked “Withhold” on proposal 1 (election of directors) or “Abstain” on proposal 2 (the advisory vote on executive compensation) or proposal 3 (the advisory vote on ratification of the selection of independent auditors) will be counted in determining the total number of shares “entitled to vote” on such proposals and will have the effect of a vote “Against” a director or a proposal.

If you hold your shares in “street name,” such as through a broker, you generally cannot vote your shares directly and must instead instruct the broker how to vote your shares using the voting instruction form provided by the broker.  If a street name holder does not provide timely instructions, the broker will not have the authority to vote on any non-routine proposals at the Annual Meeting, which includes proposals 1 and 2.  Brokers will have discretionary authority to vote on proposal 3 because the ratification of the appointment of independent auditors is considered a routine matter.  If the broker votes on proposal 3 (the advisory vote on ratification of the selection of independent auditors), but does not vote on another proposal because the broker does not have discretionary voting authority and has not received instructions from the beneficial owner, this results in a “broker non-vote” with respect to proposals 1 and 2.

Broker non-votes on a matter may be counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.  Consequently, broker non-votes generally will have no effect on the outcome of the matter.  However, if and to the extent that broker non-votes are required to establish the presence of a quorum at the Annual Meeting, then any broker non-votes will have the same effect as a vote “Against” any matter that requires approval of a majority of the minimum number of shares required to constitute a quorum for the transaction of business at the Annual Meeting.

How does the Board recommend that I vote?

Select Comfort’s Board recommends that you vote your shares:

●	“For” the election of each of the nominees for director;

●	“For” the advisory vote on executive compensation; and

●	“For” the advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy.  For shares held in street name, such as through a brokerage account or through a bank, trust or other nominee, you may vote by submitting voting instructions to your broker or nominee.  In most circumstances, you may vote:

●
By Internet or Telephone — If you have Internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card or Notice no later than 11:59 p.m., Eastern Daylight Time, on May 29, 2012.  If you vote by Internet or telephone, you do not need to return your proxy card.

●
By Mail — If you received a paper copy of the proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided.  You should sign your name exactly as it appears on the proxy card.  If you are signing for jointly held shares, all joint owners should sign.  If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Street name holders should be aware that brokers are not permitted to vote shares on non-routine matters, including the election of directors or matters related to executive compensation without instructions from the beneficial owner.  As a result, brokers are not permitted to vote shares on proposal 1 (election of directors) or proposal 2 (the advisory vote on executive compensation), without instructions from the beneficial owner.  Therefore, street name holders are advised that if they do not timely provide instructions to their broker or other nominee, their shares will not be voted in connection with proposals 1 and 2.  Proposal 3 (the advisory vote on ratification of the selection of independent auditors) is considered a routine matter and, as such, brokers will still be able to vote shares held in brokerage accounts with respect to proposal 3, even if they do not receive instructions from the beneficial owner.

Your vote is important.  Whether or not you plan to attend the meeting, we urge you to vote your shares in time for our May 30, 2012 meeting date.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, bring the accompanying proxy card (if you received a paper copy of the proxy statement) or proof of identification.  If your shares are held in “street name,” such as through a brokerage account, bank, trust or other nominee, you may vote the shares only if you obtain a signed proxy from the record holder (i.e., the broker or other nominee who is the record holder of the shares) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote your shares in advance by Internet, telephone or mail so that your vote will be counted in the event you are unable to attend.

May I revoke a proxy and change my vote?

Yes.  Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by:

●	Delivering written notice of revocation to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 29, 2012;

●	Submitting to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 29, 2012, a properly signed proxy card bearing a later date than the prior proxy card;

●	Voting again by Internet or telephone before 11:59 p.m., Eastern Daylight Time, on May 29, 2012; or

●	Appearing at the Annual Meeting as a shareholder of record or with a legal proxy (for shares held in street name) and filing written notice of revocation with the Corporate Secretary.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.  For shares you hold in street name, such as through a brokerage account, bank, trust or other nominee, you would need to obtain a legal proxy from your broker or nominee and bring it to the meeting in order to revoke a prior proxy and to vote those shares at the Annual Meeting.  Prior to the meeting, you may revoke your proxy by contacting your broker or nominee and following their instructions for revoking your proxy.

Can I receive future proxy materials electronically?

Yes.  If you are a shareholder of record and you have received a paper copy of the proxy materials, you may elect to receive future proxy statements and annual reports online as described in the next paragraph.  If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials.  If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you hold shares registered directly in your name or through a broker or bank, you can enroll for future electronic delivery of proxy statements and annual reports by following these steps:

●	Go to our website at www.sleepnumber.com;

●	Click on About Us;

●	In the Investor Relations section, click on Electronic Fulfillment;

●	Click on the check-marked box next to the statement “Shareholders can register for electronic delivery of proxy-related materials.”; and

●	Follow the prompts to submit your request to receive proxy materials electronically.

Generally, brokers and banks offering this choice require that shareholders vote through the Internet in order to enroll.  Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery.  As is customary with Internet usage, the user must pay all access fees and telephone charges.  You may view this year’s proxy materials at www.proxyvote.com.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

There is no cost to you for electronic delivery of annual meeting materials.  You may incur the usual expenses associated with Internet access as charged by your Internet service provider.  Electronic delivery ensures quicker delivery, allows you to view or print the materials at your computer and makes it convenient to vote your shares online.  Electronic delivery also conserves natural resources and saves the company significant printing, postage and processing costs.

Who bears the proxy solicitation costs?

The cost of soliciting proxies, including the furnishing of proxy materials on the Internet and mailing of proxy materials to shareholders who request them will be borne by Select Comfort.  Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation.  We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Select Comfort common stock as of February 25, 2012 (unless another date is indicated) by (a) each director and each executive officer named in the Summary Compensation Table on page 42 of this Proxy Statement, (b) all directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of Select Comfort common stock.

	Shares of Common Stock Beneficially Owned (1)(2)
Name	Amount	Percent of Class
Stephen L. Gulis, Jr. (3)	61,070	*
Michael J. Harrison (4)	631	*
Shelly R. Ibach (5)	173,865	*
Mark A. Kimball (6)	304,929	*
David T. Kollat (3)	214,212	*
Brenda J. Lauderback (3)	96,822	*
William R. McLaughlin (7)	1,922,900	3.3%
Kathleen L. Nedorostek (3)	2,195	*
Michael A. Peel (3)	96,212	*
James C. Raabe (8)	23,163	*
Kathryn V. Roedel (9)	220,001	*
Wendy L. Schoppert (10)	243,425	*
Ervin R. Shames (11)	267,196	*
Jean-Michel Valette (3)	261,409	*
All directors and executive officers as a group (16 persons) (12)	4,038,361	6.9%
BlackRock, Inc. (13)	4,650,006	8.2%
Disciplined Growth Investors, Inc. (14)	3,295,952	5.8%
Rainier Investment Management, Inc. (15)	3,192,680	5.6%
State Street Corporation (16)	2,848,023	5.0%
The Vanguard Group, Inc. (17)	2,817,557	5.0%

* Less than 1% of the outstanding shares.

(1)       Includes shares held by the following persons in securities brokerage accounts, which in certain circumstances under the terms of the standard brokerage account form may involve a pledge of such shares as collateral:  Mr. Gulis (3,625 shares); Ms. Ibach (20,450 shares); Mr. Kimball (83,000 shares); Mr. Kollat (70,715 shares); Ms. Lauderback (16,877 shares); Mr. McLaughlin (485,201 shares); Mr. Peel (56,904 shares); Mr. Raabe (23,163 shares); Ms. Roedel (8,974 shares); Mr. Shames (17,500 shares); Ms. Schoppert (30,625 shares) and Mr. Valette (177,714 shares).

(2)       The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of stock options or warrants:  Mr. Gulis (55,250 shares); Ms. Ibach (73,547 shares); Mr. Kimball (124,564 shares); Mr. Kollat (96,500 shares); Ms. Lauderback (77,750 shares); Mr. McLaughlin (1,039,661 shares); Mr. Peel (37,113 shares); Ms. Roedel (150,536 shares); Ms. Schoppert (146,750 shares); Mr. Shames (96,500 shares) and Mr. Valette (81,500 shares).

(3)       Includes 2,195 shares held under a restricted stock grant that have not vested.

(4)       Consists of 631 shares held under a restricted shares stock grant that have not vested.

(5)       Includes 72,381 shares held under restricted or performance stock grants that have not vested.

(6)       Includes 68,723 shares held under restricted or performance stock grants that have not vested.

(7)       On February 27, 2012, Mr. McLaughlin announced his resignation as Chief Executive Officer and from the Company’s Board of Directors effective June 1, 2012. Effective February 23, 2012, the Compensation Committee approved the modification of Mr. McLaughlin’s currently unvested stock options and restricted stock awards to provide for acceleration of vesting of these awards upon his retirement at any time.  Mr. McLaughlin’s beneficial ownership includes 337,620 shares held under restricted or performance stock grants that have not vested (of which 284,482 shares will vest immediately upon Mr. McLaughlin’s retirement in accordance with the modification).  Also includes 1,039,661 stock option shares (of which 716,170 shares will vest immediately upon Mr. McLaughlin’s retirement in accordance with the modification).  The Compensation Committee also approved the modification of the expiration date of two stock option grants.  Stock options to purchase an aggregate of 562,500 shares at an exercise price of $24.65 per share originally granted in March of 2006, and an aggregate of 112,500 shares at an exercise price of $16.57 per share originally granted in February of 2004, were modified to provide that these options may be exercised over a period of up to one year following retirement.  Mr. McLaughlin’s beneficial ownership also includes 7,431 shares held by a Family LLC.

(8)       Mr. Raabe resigned from the Company on June 10, 2011.

(9)       Includes 60,691 shares held under restricted or performance stock grants that have not vested.

(10)     Includes 57,667 shares held under restricted or performance stock grants that have not vested.

(11)     Includes 96,688 shares held by Mr. Shames’ Family Trust and 54,313 shares held in a GRAT. Includes 2,195 shares held under a restricted stock grant that has not vested.

(12)     Includes an aggregate of 2,012,771 shares that directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options or warrants.  Includes an aggregate of 716,648 shares held under restricted or performance stock grants that have not vested.

(13)     BlackRock, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 that as of December 31, 2011 it beneficially owned 4,650,006 shares of Common Stock of Select Comfort Corporation and had sole power to vote or to direct the vote on 4,650,006 shares and sole power to dispose or to direct the disposition of 4,650,006 shares.  The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(14)     Disciplined Growth Investors, Inc. reported in a Schedule 13F filed with the Securities and Exchange Commission on February 10, 2012 that as of December 31, 2011 it beneficially owned 3,295,952 shares of Common Stock of Select Comfort Corporation.  According to the Schedule 13F, Disciplined Growth Investors, Inc. had sole dispositive power with respect to 3,295,952 shares, sole voting power with respect to 2,603,390 shares, no voting power with respect to 692,562 shares and no shared voting power.  The business address of Disciplined Growth Investors, Inc. is 150 South Fifth Street, Suite 2550, Minneapolis, Minnesota 55402.

(15)    Rainier Investment Management, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012 that as of December 31, 2011 it beneficially owned 3,192,680 shares of Common Stock of Select Comfort Corporation and had sole power to vote or to direct the vote on 2,945,250 shares and sole power to dispose to direct the disposition of 3,192,680 shares. The business address of Rainier Investment Management, Inc. is 601 Union Street, Suite 2801, Seattle, WA  98101.

(16)     State Street Corporation reported in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012 that as of December 31, 2011 it beneficially owned 2,848,023 shares of Common Stock of Select Comfort Corporation and had sole power to vote or to direct the vote on 2,848,023 shares and sole power to dispose or to direct the disposition of 2,848,023 shares.  The business address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA  02111.

(17)    The Vanguard Group, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 that as of December 31, 2011 it beneficially owned 2,817,557 shares of Common Stock of Select Comfort Corporation and had sole power to vote or to direct the vote on 78,072 shares, shared dispositive power on 78,072 shares and sole power to dispose or to direct the disposition of 2,739,485 shares.  The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

ELECTION OF DIRECTORS

(Proposal 1)

Nomination

Article XIV of our Articles of Incorporation provides that the number of directors must be at least one but not more than 12 and must be divided into three classes as nearly equal in number as possible.  The exact number of directors is determined from time-to-time by the Board of Directors.  The term of each class is three years and the term of one class expires each year in rotation.

In February 2012, the Board increased the size of the Board to ten members and elected Shelly R. Ibach as a director for a term expiring at the 2013 Annual Meeting.  The company also previously announced William R. McLaughlin’s plans to retire from the Board, effective as of June 1, 2012, at which time the size of the Board will be reduced to nine members.  The Board has determined to nominate Stephen L. Gulis, Jr., Brenda J. Lauderback and Ervin R. Shames to serve as directors, each for a term of three years expiring at the 2015 Annual Meeting, or until their successors are elected and qualified.  Mr. Gulis has served on our Board since 2005; Ms. Lauderback has served on our Board since 2004; and Mr. Shames has served on our Board since 1996.

Vote Required

The election of each nominee for director requires the affirmative vote of a majority of the shares represented and entitled to vote on the election of directors at the Annual Meeting.  Any broker non-votes on the election of each nominee for director will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether the director has been elected.  Shares represented by a proxy voted to withhold authority to vote for any nominee for director will be treated as shares present and entitled to vote that were voted against the nominee.

Board Recommendation

The Board recommends a vote “For” the election of each of Mr. Gulis, Ms. Lauderback and Mr. Shames.  In the absence of other instructions, properly signed and delivered proxies will be voted “For” the election of each of these nominees.

If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board.  Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from the inability of any such nominee to serve.  The Board has no reason to believe that any of the nominees will be unable to serve.

Information about Nominees and Other Directors

The following table sets forth certain information, as of March 1, 2012, that has been furnished to us by each director and each person who has been nominated by the Board to serve as a director of our company.

Name of Nominee	Age	Principal Occupation	Director Since

Nominees for election this year to three-year terms expiring in 2015:

Stephen L. Gulis, Jr. (1)(3)	54	Former Executive Vice President and Chief Financial Officer, Wolverine World Wide, Inc.; Also a director of Independent Bank Corporation.	2005

Brenda J. Lauderback (2)(3)	61	Former President of the Retail and Wholesale Group for Nine West Group, Inc.; Also a director of Big Lots, Inc., Denny’s Corporation and Wolverine World Wide, Inc.	2004

Ervin R. Shames (1)(2)	71	Former Chairman of the Board (non-executive) of Select Comfort Corporation; Former Chief Executive Officer of Borden, Inc. and Stride Rite Corporation; Also a director of Choice Hotels International, Inc. and Online Resources Corporation.	1996

Directors not standing for election this year whose terms expire in 2013:

Michael J. Harrison (1)	51	Chief Brand Officer of Timberland, a leading brand of outdoor footwear, apparel and gear; Formerly held various marketing, operations and general management positions with Proctor & Gamble in Europe, the U.S., Australia and Asia.	2011

Shelly R. Ibach	52	Executive Vice President and Chief Operating Officer of Select Comfort Corporation; Will assume the position of President and Chief Executive Officer following Mr. McLaughlin’s retirement effective June 1, 2012.	2012

David T. Kollat (2)(3)	73	President of 22 Inc.; Former Executive Vice President of Marketing for The Limited and former President of Victoria’s Secret Catalogue; Also a director of Big Lots, Inc., Limited Brands, Inc. and Wolverine World Wide, Inc.	1994

William R. McLaughlin	55	President and Chief Executive Officer of Select Comfort Corporation; Mr. McLaughlin has announced plans to retire from the Board and as President and Chief Executive Officer effective as of June 1, 2012.	2000

Directors not standing for election this year whose terms expire in 2014:

Kathleen L. Nedorostek (1)	59	President, U.S. Wholesale division of Coach Inc.; Former President and Chief Operating Officer of Natori, a privately owned lingerie and accessories company.	2011

Michael A. Peel (2)(3)	62	Vice President for Human Resources and Administration of Yale University; Former Executive Vice President, Human Resources and Global Business Services, General Mills, Inc.	2003

Jean-Michel Valette (1)*	51	Chairman of the Board of Directors of Select Comfort Corporation; Also Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc. Also a director of The Boston Beer Company.	1994

(1)       Member of the Audit Committee
(2)       Member of the Management Development and Compensation Committee
(3)       Member of the Corporate Governance and Nominating Committee
*          In his capacity as non-executive Chairman of the Board, Mr. Valette may attend and vote at any Committee meeting.

Additional Information about Nominees and Other Directors

Stephen L. Gulis, Jr., was first appointed to our Board of Directors in July 2005.  From April 1996 to October 2007, Mr. Gulis was the Executive Vice President, CFO and Treasurer of Wolverine World Wide, Inc., a global marketer of branded footwear, apparel and accessories (WWW).  From October 2007 until his retirement in July of 2008, he served as Executive Vice President and President of Global Operations for WWW.  From 1988 to 1996, Mr. Gulis served in various other management capacities with WWW, including CFO, Vice President of Finance, and Vice President Finance and Administration of the Hush Puppies Company.  Prior to joining WWW, he served six years on the audit staff of Deloitte & Touche LLP.  Mr. Gulis also serves as a director of Independent Bank Corporation.

We believe Mr. Gulis is qualified to serve on our Board because he brings to our Board extensive senior executive experience with a publicly traded consumer products company, including in particular experience as a chief financial officer in financial auditing and reporting and internal controls.  Mr. Gulis also has experience in management of human resources and product quality.

Brenda J. Lauderback was first appointed to our Board of Directors in February 2004.  Ms. Lauderback served as President of the Retail and Wholesale Group for the Nine West Group, Inc., a designer and marketer of women’s footwear and accessories, from May 1995 until January 1998.  Ms. Lauderback also serves as a director of Big Lots, Inc., Denny’s Corporation and Wolverine World Wide, Inc.  Ms. Lauderback also served as a director of Louisiana-Pacific Corporation until May 2005 and Irwin Financial Corporation until September 2009.

We believe Ms. Lauderback is qualified to serve on our Board because she has extensive executive management experience with prominent national retailers.  Ms. Lauderback’s experience on other boards of directors and board committees of publicly traded companies also provides our Board with insight into best practices in corporate governance and board processes.

Ervin R. Shames has served as a member of our Board of Directors since April 1996.  Mr. Shames previously served as Chairman of our Board from April 1996 to April 1999 and again from February 2008 to May 2010.  From May 2004 until February 2008, Mr. Shames assumed the role of Lead Director under our Corporate Governance Principles.  Since January 1995, Mr. Shames has served as an independent management consultant to consumer goods and services companies, advising on management and marketing strategy.  From 1996 until 2008, he was a Lecturer at the University of Virginia’s Darden Graduate School of Business.  From December 1993 to January 1995, he served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993.  From June 1990 to June 1992, he was the Chief Executive Officer of Stride Rite Corporation and from June 1992 to July 1993 he was Stride Rite’s Chairman and Chief Executive Officer.  From 1967 to 1989, Mr. Shames was employed by General Foods/Altria Companies in varying capacities including the presidencies of General Foods International, General Foods USA and Kraft USA.  Mr. Shames also serves as a director of Choice Hotels International, Inc., Online Resources Corporation and several privately held companies.

We believe Mr. Shames is qualified to serve on our Board because he brings to our Board extensive experience as a senior executive of several national or multi-national branded consumer companies, as well as experience on other publicly traded boards and board committees.  Mr. Shames provides our Board with extensive knowledge and experience in general management and consumer marketing as well as insightful leadership in corporate governance.

Michael J. Harrison was appointed to our Board of Directors in December 2011.  Mr. Harrison has served as the Chief Brand Officer of Timberland since July 2009.  Mr. Harrison joined Timberland in 2003 as Senior Vice President and General Manager of Timberland’s international business and his role was subsequently expanded in 2005 to Senior Vice President of Worldwide Sales and Marketing.  In 2006, Mr. Harrison became President of Timberland’s CasualGear division and in 2007, was appointed Co-President of the Timberland brand.  Prior to joining Timberland, Mr. Harrison was a consultant at Telos Partners Ltd.  Prior to his service with Telos, Mr. Harrison served in various marketing, operations and general management capacities with Procter & Gamble - in Europe, U.S., Australia and Asia, including as President of Max Factor KK (Japan) and Vice President of Western Europe Cosmetics & Skin Care products.

We believe Mr. Harrison is qualified to serve on our Board due to his extensive experience in marketing, retailing and general management with various branded consumer products companies, as well as due to his extensive international business experience.

Shelly R. Ibach was appointed as a member of our Board of Directors in February 2012 when the company announced that Ms. Ibach would succeed William R. McLaughlin as President & Chief Executive Officer of the company following Mr. McLaughlin’s planned retirement in June 2012.  Ms. Ibach has served as the company’s Executive Vice President and Chief Operating Officer since June 2011.  From October 2008 to June 2011, she served as Executive Vice President, Sales & Merchandising.  Ms. Ibach joined the company in April 2007 as Senior Vice President, U.S. Sales – Company Owned Channels.  Before joining the company in 2007, Ms. Ibach held leadership positions within the Department Store Division of Target Corporation.  Ms. Ibach also served as Senior Vice President and General Merchandise Manager for both Macy’s and Marshall Field’s home divisions.  Other key positions included Vice President, Merchandise Manager, Director of Planning and Regional Director of Stores.

We believe Ms. Ibach is qualified to serve on our Board because of her experience in leadership positions with the company as well as her extensive executive management experience with prominent national retail companies.  Ms. Ibach also brings to our Board intimate knowledge of our company’s operations gained during her five years in executive management positions with the company.

David T. Kollat has served as a member of our Board of Directors since February 1994.  Dr. Kollat has served as President and Chairman of 22 Inc., a research and consulting company for retailers and consumer goods manufacturers, since 1987.  From 1976 until 1987, he served in various management capacities for Limited Brands, a women’s apparel retailer, including Executive Vice President of Marketing and President of Victoria’s Secret Catalogue.  Dr. Kollat also serves as a director of Big Lots, Inc., Limited Brands, Inc. and Wolverine World Wide, Inc.

We believe Mr. Kollat is qualified to serve on our Board because he provides our Board with many years of experience in management and board service with branded consumer goods manufacturers and retailers.  Mr. Kollat also brings insight into best practices in corporate governance and board processes from his extensive experience in board and board committee service with other publicly traded companies.

William R. McLaughlin joined our company in March 2000 as President and Chief Executive Officer and as a member of our Board of Directors.  From May 2004 through February 2008, Mr. McLaughlin also served as Chairman of our Board of Directors.  From December 1988 to March 2000, Mr. McLaughlin served as an executive of PepsiCo Foods International, Inc., a snack food company and subsidiary of PepsiCo, Inc., in various management capacities, including from September 1996 to March 2000 as President of Frito-Lay Europe, Middle East and Africa, and from June 1993 to June 1996 as President of Grupo Gamesa, S.A. de C.V., a cookie and flour company based in Mexico.

We believe Mr. McLaughlin is qualified to serve on our Board because he has extensive executive management experience with a leading consumer packaged good company.  Mr. McLaughlin also brings to our Board intimate knowledge of our company’s operations gained during his 12 years of leadership as our Chief Executive Officer.  The company previously announced Mr. McLaughlin’s plans to retire from the company and the Board effective as of June 1, 2012.

Kathleen L. Nedorostek has served as a member of our Board of Directors since May 2011.  Ms. Nedorostek has served as President of the North American Wholesale and Global Licensing divisions of Coach Inc. since February 2003.  Ms. Nedorostek is responsible for Coach's department and specialty store businesses throughout North America and licensed businesses worldwide.  Ms. Nedorostek joined Coach from Natori, a privately-owned lingerie company, where she held the position of President and Chief Operating Officer from 1998 to 2003.  Previously, Ms. Nedorostek was President of cK Calvin Klein Handbags and Footwear, a division of Nine West, with global Retail and Wholesale businesses from 1995 to 1998.

We believe Ms. Nedorostek is qualified to serve on our Board due to her extensive practical and strategic experience in general management of high-end, multi-national branded consumer products companies.

Michael A. Peel has served as a member of our Board of Directors since February 2003.  In October 2008, Mr. Peel was appointed Vice President for Human Resources and Administration of Yale University.  From 1991 to 2008, Mr. Peel served in various management capacities for General Mills, Inc., a manufacturer and marketer of packaged consumer foods, including most recently as Executive Vice President, Human Resources and Global Business Services.  From 1977 to 1991, Mr. Peel served in various management capacities for PepsiCo, Inc., including as Senior Vice President, Human Resources for PepsiCo Worldwide Foods from 1987 to 1991.

We believe Mr. Peel is qualified to serve on our Board because he brings to our Board extensive experience in senior executive management with a large, consumer-oriented, publicly traded company, including in particular deep expertise in human resources management and executive compensation matters.

Jean-Michel Valette has served as a member of our Board of Directors since October 1994 and has served as the Chairman of our Board since May 2010.  Mr. Valette has been an independent adviser to branded consumer companies since May 2000.  Since January 2004 he has served as Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc.  Mr. Valette also served as non-executive Chairman of the Robert Mondavi Winery from April 2005 to October 2006 and was its President and Managing Director from October 2004 to April 2005.  From August 1998 to May 2000, Mr. Valette was President and Chief Executive Officer of Franciscan Estates, Inc., a premium wine company.  He was a Managing Director of Hambrecht & Quist LLC, an investment banking firm, from October 1994 to August 1998 and served as a Senior Analyst at Hambrecht & Quist LLC from November 1992 to October 1994.  Mr. Valette also serves as a director of The Boston Beer Company.

We believe Mr. Valette is qualified to serve on our Board because he has extensive experience in executive management and in board service and leadership with several branded consumer companies.  Mr. Valette also brings significant financial industry experience and knowledge of and experience in financial reporting and related processes and corporate governance.

Corporate Governance

Information about the Board of Directors and its Committees

The Board of Directors has determined that each of the following directors is an “independent director” as defined by applicable rules of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”):

Stephen L. Gulis, Jr.	Michael J. Harrison	David T. Kollat
Brenda J. Lauderback	Kathleen L. Nedorostek	Michael A. Peel
Ervin R. Shames	Jean-Michel Valette

The Board maintains three standing committees, including an Audit Committee, a Management Development and Compensation Committee and a Corporate Governance and Nominating Committee.  Each of the committees of the Board has a charter and each of these charters is included in the investor relations section of the company’s Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm.  The information contained in or connected to our Web site is not incorporated by reference into or considered a part of this Proxy Statement.

The current members of each of the Board committees are identified in the table below.  In his capacity as non-executive Chairman of the Board, Mr. Valette may attend and vote at any committee meeting.

Director	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee

Stephen L. Gulis, Jr.	Chair		X
Michael J. Harrison	X
David T. Kollat		X	X
Brenda J. Lauderback		X	Chair
Kathleen L. Nedorostek	X
Michael A. Peel		Chair	X
Ervin R. Shames	X	X
Jean-Michel Valette	X

The Board has determined that each member of the Board committees meets the independence requirements applicable to those committees prescribed by applicable rules and regulations of the NASDAQ Stock Market, the SEC, and the Internal Revenue Service.

The Board of Directors has further determined that two members of the Audit Committee, Stephen L. Gulis, Jr. and Jean-Michel Valette, meet the definition of “audit committee financial expert” under rules and regulations of the SEC and meet the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market.  These designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the NASDAQ Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of our Audit Committee or of our Board of Directors.

The Board of Directors met in person four times during 2011.  The Audit Committee met in person or by telephone conference eight times during 2011.  The Management Development and Compensation Committee met in person or by telephone conference four times during 2011.  The Corporate Governance and Nominating Committee met in person or by telephone conference four times during 2011.  All of the current members of our Board of Directors attended 75% or more of the meetings of the Board held during the period that he or she served on the Board and all committees on which they served during fiscal 2011.

Audit Committee.  The Audit Committee is comprised entirely of independent directors, currently including Stephen L. Gulis, Jr. (Chair), Michael J. Harrison, Kathleen L. Nedorostek, Ervin R. Shames and Jean-Michel Valette.  The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of our company.  The Audit Committee is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, and systems of internal controls regarding financial matters and legal, ethical and regulatory compliance.  The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 59 of this Proxy Statement.

Management Development and Compensation Committee.  The Management Development and Compensation Committee is comprised entirely of independent directors, currently including Michael A. Peel (Chair), David T. Kollat, Brenda J. Lauderback and Ervin R. Shames.  The principal function of the Management Development and Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the company’s executive officers.  The responsibilities and functions of the Management Development and Compensation Committee are further described in the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is comprised entirely of independent directors, currently including Brenda J. Lauderback (Chair), Stephen L. Gulis, Jr., David T. Kollat and Michael A. Peel.  The primary functions of the Corporate Governance and Nominating Committee are to develop and recommend to the Board corporate governance principles to govern the Board, its committees, and our executive officers and employees in the conduct of the business and affairs of our company; to identify and recommend to the Board individuals qualified to become members of the Board and its committees; and to develop and oversee the annual Board and Board committee evaluation process.

Board Leadership Structure

Our Board is currently comprised of eight independent directors and two employee directors.  The employee directors include William R. McLaughlin, who has served as our President and Chief Executive Officer since joining the company in 2000 and who has announced his plans to retire from the company effective as of June 1, 2012, and Shelly R. Ibach, who has served as our Executive Vice President and Chief Operating Officer since June 2011 and who has been named to succeed Mr. McLaughlin as our President and Chief Executive Officer following Mr. McLaughlin’s planned retirement in June of 2012.  Mr. McLaughlin also served as Chairman of the Board from May 2004 through February 2008.  At that time, with Mr. McLaughlin’s support, the Board determined to separate the positions of Chairman of the Board and Chief Executive Officer based on its ongoing review of best practices in corporate governance and to enable Mr. McLaughlin to focus all of his time and energy in leadership of the day-to-day operations of the company and its growth and profitability initiatives as it faced the challenges of the recent economic downturn.  Ervin R. Shames, an independent director, served as Chairman of the Board from February 2008 to May 2010.  Jean-Michel Valette, an independent director, has served as Chairman of the Board since May 2010.

The Board continues to believe, for the reasons noted above, that separation of these roles is the most appropriate leadership structure for the Board and the company at this time.  Consistent with the company’s Corporate Governance Principles, the Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time.  Under the company’s Corporate Governance Principles, during any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board would appoint a Lead Director from among the independent members of the Board, who would have certain Board leadership responsibilities specified in our Corporate Governance Principles.

Board Role in Risk Oversight

Our Board is generally responsible for overseeing the company’s policies and practices with respect to risk assessment and risk management, and has delegated to the Audit Committee the responsibility of assisting the Board in fulfilling this role.  Among its duties and processes, the Audit Committee (a) reviews and discusses with management the company’s policies and practices with respect to risk assessment and risk management; (b) oversees the company’s internal audit function and processes; (c) establishes and oversees procedures for receiving and addressing complaints regarding accounting, internal controls or auditing matters; (d) reviews, with the company’s counsel, legal compliance and other legal matters; and (e) reports to the full Board with respect to matters within its area of responsibility.

The Audit Committee oversees the company’s internal audit function, which is responsible for undertaking an annual risk assessment process and reporting to the Audit Committee with respect to this assessment and related risk management strategies.  The Audit Committee reviews and approves, at least annually, the company’s internal audit plan and receives quarterly reports with respect to the results of internal audits.  The leader of the company’s internal audit function reports directly to the Audit Committee with respect to internal audit matters, and the Audit Committee has authority to review and approve the appointment, replacement or dismissal of the leader of this function.  The leader of the internal audit function meets regularly in executive session with the Audit Committee without any members of the company’s management team present.

In addition to the Audit Committee’s role, each of the other committees considers risks within its respective areas of responsibility.  We believe our current Board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent directors in risk oversight.

Director Nominations Process

The Corporate Governance and Nominating Committee (the “CGNC”) administers the process for nominating candidates to serve on our Board of Directors.  The CGNC recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at our Annual Meeting.

Consistent with the company’s Corporate Governance Principles, the CGNC periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board and the strategic direction of the company.

The Board has established selection criteria to be applied by the CGNC and by the full Board in evaluating candidates for election to the Board.  These criteria include general characteristics, areas of specific expertise and experience, and considerations of diversity.  The general characteristics include:

●	Independence;

●	Integrity;

●	Experience and sound judgment in areas relevant to our business;

●	A proven record of accomplishment;

●	Willingness to speak one’s mind;

●	Understanding of, and ability to commit sufficient time to, Board responsibilities and duties;

●	The ability to challenge and stimulate management; and

●	Belief in and passion for our mission and vision.

The specific areas of expertise and experience sought by the CGNC and the Board from time to time will vary depending on the composition of the Board and the strategic direction of the company at the time, but will generally include CEO experience, executive level experience with analogous businesses and industries, and functional expertise relevant to the strategic direction of the company or the needs of the committees of the Board.

The director nomination process specifically includes consideration of diversity, such as diversity of age, gender, race and national origin, educational and professional experience and differences in viewpoints.  The CGNC does not have a formal policy with respect to diversity; however, the Board and the CGNC believe that it is essential that Board members represent diverse perspectives.

The CGNC reviews these selection criteria and the overall director nomination process at least annually in connection with the nomination of directors for election at the company’s annual meeting for consistency with best practices in corporate governance and effectiveness in meeting the needs of the Board from time-to-time.

The CGNC may use a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the company.  The CGNC also has the authority under its charter to engage professional search firms or other advisors to assist the CGNC in identifying candidates for election to the Board, or to otherwise assist the CGNC in fulfilling its responsibilities.

Shareholder nominations of candidates for membership on the Board submitted in accordance with the terms of our Bylaws will be reviewed and evaluated by the CGNC in the same manner as for any other nominations.  Any shareholder who wishes the CGNC to consider a candidate should submit a written request and related information to our Corporate Secretary.  Under our Bylaws, if a shareholder intends to nominate a person for election to the Board of Directors at a shareholder meeting, the shareholder is required to give written notice of the proposed nomination to the Corporate Secretary at least 120 days prior to the first anniversary of the date that the company first released or mailed its proxy materials to shareholders in connection with the preceding year’s regular or annual meeting.  The shareholder’s notice must include, for each nominee whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the company that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee.  The shareholder’s notice must also include: (i) the name and address of the nominating shareholder, as they appear on the company’s books, and (ii) the class and number of shares of the company that are owned beneficially and of record by the shareholder.  The shareholder’s notice must also be accompanied by the proposed nominee’s signed consent to serve as a director of the company.

Shareholder Communications with the Board

Shareholders may communicate with the Board of Directors, its Committees or any individual member of the Board of Directors by sending a written communication to our Corporate Secretary at 9800 59th Avenue North, Plymouth, MN 55442.  The Corporate Secretary will promptly forward any communication so received to the Board, any Committee of the Board or any individual Board member specifically addressed in the communication.  In addition, if any shareholder or other person has a concern regarding any accounting, internal control or auditing matter, the matter may be brought to the attention of the Audit Committee, confidentially and anonymously, by calling 1-800-835-5870, inserting the I.D. Code of AUDIT (28348) and following the prompts from the recorded message.  The company reserves the right to revise this policy in the event that the process is abused, becomes unworkable or otherwise does not efficiently serve the purposes of the policy.

Policy Regarding Director Attendance at Annual Meeting

Our policy is to require attendance by all of our directors at our Annual Meeting of Shareholders, except for absences due to causes beyond the reasonable control of the director.  All of the directors then serving on our Board were in attendance at our 2011 Annual Meeting of Shareholders.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that were originally developed and recommended by the Corporate Governance and Nominating Committee.  These Corporate Governance Principles are available in the investor relations section of the company’s Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm.  The information contained in or connected to our Web site is not incorporated by reference into or considered a part of this Proxy Statement.  Among these Corporate Governance Principles are the following:

Independence.  A substantial majority of the members of the Board should be independent, non-employee directors.  It is the responsibility of the Board to establish the standards for independence and the Board has followed the independence standards for companies listed on The NASDAQ Stock Market.  All of our directors are independent except for William R. McLaughlin and Shelly R. Ibach.  All Committees of the Board are composed entirely of independent directors.

The Audit Committee charter requires that the Audit Committee must review and approve any proposed or actual related party transaction that would be required to be disclosed by the company pursuant to Item 404 of Regulation S-K of the Federal securities laws.

Chairman and Chief Executive Officer Positions.  At the present time, the Board believes that it is in the best interests of the company and its stakeholders for the positions of Chairman of the Board and Chief Executive Officer to be separated, and for the position of Chairman of the Board to be held by a non-executive, independent member of the Board.  The Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time.  During any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board will appoint a Lead Director from among the independent members of the Board.

Classified Board Structure.  Our Articles of Incorporation provide for a classified Board serving staggered terms of three years each.  The Board will periodically review its classified Board structure in the context of other provisions and measures applicable to unsolicited takeover proposals with the objective of positioning the Board and the company to maximize the long-term value of our company for all shareholders.

Requirement of Incumbent Directors who do not Receive a Majority Vote in an Uncontested Election to Tender Resignation.  If a nominee for Director who is an incumbent Director is not elected at a meeting of shareholders and no successor to the incumbent Director is elected at the meeting of shareholders, the incumbent Director shall promptly offer to tender his or her resignation to the Board.  The Corporate Governance and Nominating Committee shall make a recommendation to the Board on whether to accept or reject the offer, or whether other action should be taken.  The Board shall act on whether to accept the Director’s offer, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision and the supporting rationale within 90 days after the date of the certification of the election results.  The Corporate Governance and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate.  The incumbent Director who offers to tender his or her resignation shall not participate in the Board’s decision.  If such incumbent Director’s offer to tender his or her resignation is not accepted by the Board, such Director shall continue to serve until the next meeting of shareholders at which Directors are elected and until his or her successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal.

Approach to Term and Age Limits.  The Corporate Governance and Nominating Committee has determined to not adopt specific term or age limits in order to not arbitrarily lose important contributors to the Board.  In order to ensure an appropriate balance between new perspectives and experienced Directors, if the median tenure of the Board exceeds 8.5 years or if the majority of the Directors are 60 years of age or older, then the Board may consider alternatives to achieve an appropriate balance of new perspectives and experienced directors on the Board over the ensuing years.  Such alternatives may be considered in the context of an evaluation of the Board’s needs at the time and into the future and individual Directors’ contributions to the Board.

Change in Responsibilities.  The Board does not believe that Directors who retire or who have a change in their principal employment or affiliation after joining the Board should necessarily leave the Board.  There should, however, be an opportunity for the Board, through the Corporate Governance and Nominating Committee, to review the qualifications of the director for continued Board membership.  Any Director who undergoes a material change in principal employment or affiliation is required to promptly notify the Chair of the Corporate Governance and Nominating Committee of the change.

Other Board or Audit Committee Service.  The Board recognizes that service on other boards can in some circumstances limit the time that Directors may have to devote to fulfilling their responsibilities to the company.  It is the Board’s guideline that no Director shall serve on more than a total of six public company boards (including the Select Comfort Board), and that no member of the company’s Audit Committee shall serve on more than a total of three public company audit committees (including the Select Comfort Audit Committee).  If any Director exceeds or proposes to exceed these guidelines, the Director is required to promptly notify the Chair of the Corporate Governance and Nominating Committee and the committee will review the facts and circumstances and determine whether such service would interfere with the Director’s ability to devote sufficient time to fulfilling the Director’s responsibilities to the company.

Chief Executive Officer Service on Other Boards.  The Chief Executive Officer shall not serve on more than two public company boards other than the Board of Directors of the company.

Board and Committee Evaluations.  The Board believes that the company’s governance and the Board’s effectiveness can be continually improved through evaluation of both the Board as a whole and its committees.  The Corporate Governance and Nominating Committee is responsible for annually evaluating effectiveness in these areas and reviewing the results and recommendations for improvement with the full Board.

Board Executive Sessions.  Executive sessions or meetings of independent directors without management present will be held at least twice each year.  At least one session will be to review the performance criteria applicable to the Chief Executive Officer and other senior managers, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior managers.  Additional executive sessions or meetings of outside directors may be held from time-to-time as required.  The Board’s practice has been to meet in executive session for a portion of each regularly scheduled meeting of the Board.  Any member of the Board may request at any time an executive session without the presence of management.

Paid Consulting Arrangements.  The Board believes that the company should not enter into paid consulting arrangements with independent directors.

Board Compensation.  Board compensation should encourage alignment with shareholders’ interests and should be at a level equitable to comparable companies.  The Management Development and Compensation Committee is responsible for periodic assessments to assure these standards are being met.

Share Ownership Guidelines for Executive Officers and Directors.  The Board has established the stock ownership guidelines described below for executive officers and directors.  For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer and including shares allocated to directors’ accounts under the company’s non-employee director equity plan) and (2) vested stock options after taxes at an assumed individual effective tax rate of 40%.  The fair market value of stock options shall mean the then-current market price less the exercise price.

●
Executive Officer Ownership Guidelines.  Within five years of assuming the position, the Chief Executive Officer is expected to achieve and maintain stock ownership equal to five times the Chief Executive Officer’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary.

●
Board Ownership Guidelines.  Within five years of joining the company’s Board of Directors, each director is expected to achieve and maintain stock ownership equal to five times the director’s annual cash retainer.

●
Restrictions on Sale Pending Achievement of Ownership Objectives.  Any director or executive officer who has not achieved the foregoing ownership objective by the required time period will not be permitted to sell any shares except to the extent required to pay transaction costs and taxes applicable to the exercise of stock options or the vesting of restricted shares.  Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any director or executive officer.

Conflicts of Interest.  Directors are expected to avoid any action, position or interest that conflicts with an interest of the company, or that gives the appearance of a conflict.  If any member of the Board becomes aware of any such conflicting or potentially conflicting interest involving any member of the Board, the director should immediately bring such information to the attention of the Chairman of the Board, the Chief Executive Officer and the General Counsel of the company.

Performance Goals and Evaluation.  The Management Development and Compensation Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals.  The Committee meets at least annually with the Chief Executive Officer to receive his or her recommendations concerning such goals.  Both the annual goals and the annual performance evaluation of the Chief Executive Officer are reviewed and discussed by the outside directors at a meeting or executive session of that group.  The Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chief Executive Officer.  These decisions are approved by the outside directors at a meeting or executive session of that group.

Compensation Philosophy.  The Board supports and, through the Management Development and Compensation Committee, oversees employee compensation programs that are closely linked to business performance and emphasize equity ownership.

Senior Management Depth and Development.  The Chief Executive Officer reports to the Board, at least annually, on senior management depth and development, including a discussion of assessments, leadership development plans and other relevant factors.

Provisions Applicable to Unsolicited Takeover Attempts or Proposals.  The Board will periodically review (not less often than every three years) the company’s Articles of Incorporation and Bylaws and various provisions that are designed to maximize shareholder value in the event of an unsolicited takeover attempt or proposal.  Such review includes consideration of matters such as the company’s state of incorporation, whether the company should opt in or out of applicable control share acquisition or business combination statutes, and provisions such as the company’s classified Board structure.  The objective of this review is to maintain a proper balance of provisions that will not deter bona fide proposals from coming before the Board, and that will position the Board and the company to maximize the long-term value of our company for all shareholders.

Shareholder Approval of Equity-Based Compensation Plans.  Shareholder approval will be sought for all equity-based compensation plans.

Code of Conduct

We have developed and circulated to all of our employees a Code of Business Conduct addressing legal and ethical issues that may be encountered by our employees in the conduct of our business.  Among other things, the Code of Business Conduct requires that our employees comply with applicable laws, engage in ethical and safe conduct in our work environment, avoid conflicts of interests, conduct our business with integrity and high ethical standards, and safeguard our company’s assets.  A copy of the Code of Business Conduct is included in the investor relations section of our Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm.  We intend to disclose any amendments to and any waivers from a provision of our Code of Business Conduct on our Web site.  The information contained in or connected to our Web site is not incorporated by reference into or considered a part of this Proxy Statement.

Employees are required to report any conduct that they believe in good faith violates our Code of Business Conduct.  The Code of Business Conduct also sets forth procedures under which employees or others may report through our management team and, ultimately, directly to our Audit Committee (confidentially and anonymously, if so desired) any questions or concerns regarding accounting, internal accounting controls or auditing matters.

All of our employees are required to periodically certify their commitment to abide by our Code of Business Conduct.  We also provide training in key areas covered by the Code of Business Conduct to help our employees to comply with their obligations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table.  All compensation paid to the named executive officers is determined by the Management Development & Compensation Committee of the Board of Directors (the “Committee”), which is composed solely of independent non-employee Directors who meet regularly each fiscal year.  The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its outside compensation consultant.

Select Comfort’s long-term goal is to consistently grow sales and earnings faster than its industry peers and to out-perform a broader peer group of companies involved in development, manufacturing and/or retailing of household consumer durable products.  Our compensation programs are largely performance-oriented — only base salary and certain benefit programs do not vary with financial performance, and the actual value realized from long-term incentive awards depends upon long-term stock price performance.  As a result, total compensation for named executive officers and other senior leaders varies from below median (when performance is below expectations) to the top quartile of the market (when performance exceeds expectations).

Select Comfort’s performance in 2009 through 2011 exceeded both internal and external expectations after two challenging years in 2007 and 2008.  Compensation for our named executive officers over this period reflects this turn-around in business performance and the strong “pay for performance” design of the company’s executive compensation programs:

●
Base Salaries:  The Committee seeks to set base salaries near the median of the market for comparable positions.  Annual merit increases in base salaries were suspended as a consequence of disappointing financial performance in 2007 and 2008 and were resumed following 2009 as the company began its current growth trajectory.

●
Annual Cash Incentive Compensation:  The annual cash incentives paid to named executive officers are totally performance-based and represent a significant percentage of each individual’s total compensation.  Annual cash incentives were paid out at target for 2009 after no incentive payouts for either 2007 or 2008.  Incentives were paid at 217% of target for 2010 and at 250% of target for 2011 on the strength of net operating gains which significantly exceeded both internal and external expectations.

●
Long-Term Equity-Based Incentive Compensation:  Stock-based awards granted in 2007 and 2008 were significantly reduced based on the company’s failure to achieve its performance goals.  Annual grants made in 2009 were on target as the company met its financial performance objectives.  The awards of both stock options and restricted stock in 2010 were enhanced above target due to the company’s achievement of stretch performance goals.  Restricted stock awards granted in 2011 are subject to adjustment based on performance versus market share and cash flow performance targets over the three years ending with fiscal 2013.

Total direct compensation for the named executive officers was below median of the peer group in 2009 and is in the top quartile for 2010 and 2011 with achievement of above-target performance goals in each of those years.  The top quartile compensation in 2010 and 2011 is well aligned with performance at or above the top quartile of the peer group for revenue growth, net operating profit growth, and total return to shareholders.

The Board of Directors and management of Select Comfort are highly committed to building on the outstanding performance achieved in 2010 and 2011, and exceeding the consistently strong growth and financial performance that characterized the company from 2001 through 2006.  Aggressive actions have been taken to improve the company’s cost structure and profitability and to prepare the company to fully realize its future potential as we continue to navigate the uncertain macroeconomic environment.

The following discussion provides (1) an overview of the Management Development and Compensation Committee of our Board of Directors, (2) a discussion of the philosophy and objectives of our compensation programs for senior management, and (3) a discussion of each material element of these compensation programs and the process used to determine the amounts of these elements.

Overview of the Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-employee directors.  The primary purpose of the Committee is to discharge the responsibilities of our Board relating to executive compensation and development of current and future leadership resources.  The responsibilities of the Committee include:

●	Establishment of compensation strategies, processes, and programs for the Chief Executive Officer and other executive officers designed to motivate and reward superior company performance.

●	Leadership of the Board of Directors’ annual process to evaluate the performance of the Chief Executive Officer.

●
Review and approval of all compensation elements for the Chief Executive Officer and other executive officers including base salaries, annual cash incentive awards, equity-based awards, benefits, and perquisites.

●	Oversight of the annual cash incentive plan, long-term equity-based incentive plans, and major employee benefit programs.

●
Review of management development progress, organizational strategy, succession planning for key leadership positions, and overall talent depth to assure that talent formation processes are consistent with the company’s aggressive growth goals.

●	Establishment of the structure and amount of non-employee director compensation.

The Committee has the authority under its charter to retain and consult with independent advisors to assist the Committee in fulfilling these responsibilities and duties.  To maintain the independence of these advisors, the charter also provides that the use by the company of any of these advisors for work other than that expressly commissioned by the Committee must be approved in advance by the Committee.

From 2004 through the first half of 2010, the Committee had engaged Towers Watson (previously known as Towers Perrin), a global human resources consulting firm, as the Committee’s independent compensation consultant.  In the first half of 2010, consistent with prior years, Towers Watson provided the Committee with a variety of market data from multiple broad-based survey sources relative to each of the principal elements of the company’s executive compensation program, and also advised the Committee in connection with the design and implementation of the company’s annual cash incentive plan and long-term equity incentive program.  Also in 2010, Towers Watson advised the Committee in connection with the design of the Select Comfort Corporation 2010 Omnibus Incentive Plan, which was approved by shareholders at the Annual Meeting in May of 2010.

In the second half of 2010, the Committee undertook a process to assess the qualifications of other leading compensation consulting firms consistent with our company-wide practice of periodically assessing the marketplace.  As a part of this process, the Committee submitted requests for proposals to a variety of leading compensation consulting firms, conducted extensive interviews with several firms, and ultimately engaged Semler Brossy as the Committee’s independent compensation consultant.  Since its engagement, Semler Brossy has conducted, and reported to the Committee with respect to, a general assessment of each of the principal elements of the company’s executive compensation program, worked with the Committee and representatives of senior management to assess and refine the company’s peer group for ongoing comparative analysis purposes, advised the Committee in connection with the design of both the annual cash incentive plan and the long-term equity incentive program, and provided the Committee with market data and trends and related analysis from both a general industry survey and an industry peer group relative to each of the principal elements of the company’s executive compensation program.

Each of these compensation consultants is entirely independent, with no affiliations or relationships with any of the executive officers of the company or members of the Committee, and the company did not engage either of these firms for any services other than the services expressly commissioned by the Committee.

The Committee usually meets four to six times per year in person or by telephone conference as needed.  The Chairman of the Committee works with members of our senior management team and with the Committee’s independent compensation consultant to determine the agenda for each meeting.  Following the development of the agenda, members of senior management and our human capital department, along with the Committee’s independent compensation consultant, prepare materials for each meeting of the Committee.  These materials are typically reviewed with the Chair of the Committee in advance of distribution to the entire Committee.

Our Chief Executive Officer, other members of our management team involved in the development and administration of our compensation programs and the Committee’s independent compensation consultant may be invited to attend all or a portion of a Committee meeting, depending on the nature of the agenda.  The Committee also typically meets in executive session without any members of management present.

Neither our Chief Executive Officer nor any other member of our management team votes on any matters before the Committee.  The Committee, however, solicits the views of our Chief Executive Officer on compensation matters generally, and particularly with respect to the compensation of members of the senior management team reporting to the Chief Executive Officer.  The Committee also solicits the views of other members of senior management and our human capital department with respect to key compensation elements and broad-based employee benefit plans.

Compensation Philosophy and Objectives

Our compensation philosophy and objectives may be summarized as follows:

●	Competitive Compensation. As a growth-oriented company, we need to attract, retain and motivate executives and key employees with the capability to enable us to achieve significantly greater scale.

●
Performance-Based Compensation.  We favor variable compensation tied to company results over fixed compensation.  We target total direct compensation near the market median, with the opportunity to earn total compensation above the market median when company and/or individual performance exceeds objectives.

●
Reward both Company-Wide and Individual Achievement.  In determining short-term and long-term incentive awards, emphasis is placed on company performance.  However, significant differentiation can occur, primarily with respect to merit increases in base salaries and in long-term equity awards, based on individual performance and potential.

●
Emphasize Stock Ownership.  We believe that employee stock ownership is a valuable tool to align the interests of employees with those of shareholders.  The company has established specific stock ownership objectives for company officers as well as for members of the Board of Directors.  The company has historically provided a variety of means for broader stock ownership by employees at all levels, including through our long-term incentive plans and our 401(k) savings plan.

Consideration of 2011 Say on Pay Advisory Vote

At our 2011 Annual Meeting, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say on pay” vote.  Over 97% of the votes cast by our shareholders were in favor of the “say on pay” vote.  The Committee generally believes that these voting results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not, make any changes to our executive compensation program in response to the shareholder vote.

Our shareholders also had the opportunity to provide an advisory vote on the frequency of future “say on pay” votes.  Consistent with more than 64% of the votes cast by our shareholders in favor of annual frequency, our Board determined to provide our shareholders with an annual “say on pay” advisory vote going forward.

Compensation Program Elements

Our executive compensation program currently consists of (1) base salary, (2) annual cash incentive compensation, (3) long-term equity-based incentive compensation, (4) severance compensation upon termination of employment under certain circumstances, (5) broad-based benefit plans available to other employees generally, and (6) limited perquisites.  In addition, we have stock ownership requirements for senior management, described further below.  We do not have employment agreements that provide for continued employment for any period of time.

The Committee annually reviews the total compensation program for each of the company’s executive officers.  The independent compensation consultant provides relevant market data and trends for the Committee to consider, and the Committee compares each element of total compensation against this market data as it makes compensation decisions relative to the company’s executive officers.

The market data and trends are developed from both general industry surveys and an industry peer group.  The Committee, in consultation with the independent compensation consultant, annually reviews the composition of the industry peer group, which generally consists of comparable manufacturing, retailing and consumer branded companies with which we compete for talent and for shareholder investments.  Our peer group used in 2011 and 2012 includes the following companies:

• Callaway Golf Company	• Libbey Inc.
• Ethan Allen Interiors Inc.	• Lifetime Brands, Inc.
• Furniture Brands International, Inc.	• Lumber Liquidators Holdings, Inc.
• Haverty Furniture Companies, Inc.	• Pier 1 Imports, Inc.
• hhgregg, Inc.	• Sealy Corporation
• Kid Brands, Inc.	• Steinway Musical Instruments, Inc.
• Kirkland’s Inc.	• Tempur-Pedic International Inc.
• La-Z-Boy Incorporated

With the assistance of the independent compensation consultant, the Committee values the total compensation of the executive officers in two ways, including the targeted compensation opportunity and the current actual compensation.  The targeted compensation opportunity includes current base salary, targeted annual incentive compensation, and targeted annual equity award values.  The current actual pay includes current base salary, the most recent actual bonus payout and the most recent equity awards reflecting any performance-based adjustments and valued at the average of the most recent 20 trading days for full share awards and at the Black-Scholes valuation for options.  The competitive position of the compensation for the executive officers is considered from both of these perspectives.  This competitive analysis is just one factor considered when making compensation decisions.

Base Salary.  Base salaries for our executive officers are reviewed annually, shortly after the end of each fiscal year.  When making decisions on base salaries, the Committee considers both the external market data noted above as well as a variety of internal criteria.  These criteria include: (1) each executive officer’s scope of responsibilities; (2) each executive officer’s qualifications, skills and experience; (3) internal pay equity among senior executives; and (4) individual job performance, including both impact on current financial results and contributions to building longer-term competitive advantage and shareholder value.  Annual increases in base salary are primarily driven by evaluations of individual performance and where each executive stands in relation to internal and external factors.

Based on the challenges in stabilizing sales and profitability levels reflected in the company’s performance in 2008, and in recognition of the company’s efforts to control costs and preserve cash, the Committee accepted management’s proposal to defer all merit increases to base salaries for executive officers in early 2009 until such time as performance momentum was restored.  Following the improvement in performance in 2009, the Committee revisited base salaries for senior executives in early 2010 and again in early 2011 for consistency with the company’s overall compensation objectives and approved modest merit increases for named executive officers.  In early 2012, the Committee approved merit increases for senior executives ranging from 3.0% to 6.0% based on individual performance ratings and also approved market adjustments for Wendy L. Schoppert and Mark A. Kimball to bring their base salaries closer to the market median.

Annual Cash Incentive Compensation.  Annual cash incentive, or “bonus,” compensation for executive officers and other employees was governed by our shareholder-approved Executive and Key Employee Incentive Plan from 2001 through 2010.  For 2011 and beyond, the annual bonus plan is governed by the 2010 Omnibus Incentive Plan approved by shareholders at the 2010 Annual Meeting.  The annual bonus plan is designed to drive company-wide performance for the relevant fiscal year at or above the company’s stated long-term growth and profitability objectives.  Consistent with the company’s performance-based compensation philosophy, achievement of target financial objectives delivers compensation near the market median, and total compensation can exceed the median for above-target performance or fall below median for below-target performance.

At the beginning of each fiscal year, the Committee determines the four principal elements of the annual bonus plan for the coming fiscal year: (1) the performance goals, (2) the split between company-wide performance goals and individual performance goals (if any), (3) the target bonus levels, and (4) the leverage curve for bonus payouts which are above or below target.

●
Performance Goals.  The Committee determines both the type and the specific targets of the performance goals for each fiscal year.  Since 2001, the Committee has selected annual Net Operating Profit (“NOP”) as the primary company performance measure based on its belief that this single goal provides a balanced focus on both revenue growth and improved profitability.  The NOP target is always after deduction of all bonus payments.  In some years, the Committee has added a secondary performance goal aligned with a key strategy or initiative for the year.  For example, the Committee added a secondary performance goal of operating free cash flow in 2009.

●
Split between Company-Wide Goals and Individual Goals.  The Committee is authorized to use both company-wide performance goals and individual performance goals in the annual bonus plan design.  In order to unite the executive officers and all other employees to focus on the urgency of company-wide objectives, the Committee has typically chosen to base the annual bonus plan entirely on company-wide performance goals for all participants, and this has been the case in each of the recent fiscal years.

●
Target Bonus Levels.  The target bonus level for the CEO had been set at 75% of base salary for each year from 2002 through 2010 and was increased to 100% in mid-2011 in recognition of the CEO’s long tenure and the strength of recent performance.  In 2008, two executives were promoted to Executive Vice President, and the Committee established a bonus target of 60% of base salary for this level.  In June of 2011, Shelly R. Ibach was promoted to Chief Operating Officer and her bonus target was increased to 65% of base salary.  The target bonus level for Senior Vice Presidents has been set at 55% of base salary for each year since 2003.  These target bonus levels are reviewed annually in comparison with the peer group and broader industry market data identified above, and are designed to deliver compensation consistent with our stated philosophy.

●
Leverage Curve of the Bonus Payout.  The Committee seeks to set the leverage curve of the bonus payout, or the percentage of incremental NOP that is used to fund the overall bonus pool, in a manner that both provides a strong incentive for achievement of stretch performance objectives and a reasonable sharing rate of incremental NOP.  In 2009, due to cash and liquidity constraints, as well as continuing macroeconomic uncertainty and the corresponding uncertainty in assessing the degree of difficulty in achieving stretch performance goals, the Committee capped the cash incentive plan at 100% of target payout.  For 2010 and 2011, the leverage curve of the bonus plan was 33% (i.e., 1/3rd of incremental NOP above target was included in the bonus pool up to the potential cap of 250% of target payout).  For 2012, the leverage curve of the bonus plan has been reduced to 30% of incremental NOP.

The actual incentive payouts over the last several fiscal years, as well as the design of the incentive program for 2012, demonstrate how these annual incentive mechanics actually function and the strong relationship between company performance and incentive payments:

No bonus payments were made with respect to the 2007 or 2008 fiscal years as the company’s performance in these years did not meet the minimum performance thresholds established by the Committee under the terms of the plan at the beginning of the year.

For 2009, as the macroeconomic environment remained volatile and uncertain, and the company was further challenged by near-term liquidity requirements, the Committee refined key elements of the plan design.  To focus all employees on the company’s core operating strategies, annual bonus payments were based entirely on company-wide performance goals.  The Committee again chose NOP as the primary performance goal, with bonus payments earned only for exceeding the company’s planned NOP goal.  As liquidity and cash flow were also key objectives for the company at that time, the Committee added operating free cash flow as a secondary performance goal.

Following an operating loss of $69.5 million in 2008, and based on the company’s planned NOP goal for 2009, the Committee initially established a threshold NOP goal of a loss of $3 million for payment of bonuses at 25% of target levels, an NOP goal of $13.2 million for payment of bonuses at 100% of target levels, and an NOP goal of $17.1 million for payment of bonuses at 125% of target levels.  The secondary performance goal of positive operating free cash flow (after bonus expense and excluding tax refunds) could increase the bonus payment by 10%.  In recognition of the cash needs of the business, bonus payments were initially capped at 125% of target levels, and payment was to be made only at such time as the Committee determined that the company would have adequate liquidity and capital resources to meet the operating needs of the business.

In order to focus all employees on near-term, critical business objectives, bonus payments were based in part on quarterly performance targets derived from the annual NOP goals set forth above.  Given the continuing economic uncertainty, and the resulting difficulty in assessing how conservative or aggressive the annual NOP goals may be, the Committee reserved the discretion to review the targets on a quarterly basis to assure that pay and performance were properly aligned.  In order to provide a strong continuing incentive, if a quarterly target was missed, the opportunity remained to earn the full-year bonus if the full-year target was achieved.

Following the first quarter, the Committee determined to adjust the annual target to reflect NOP after interest expense in order to focus the leadership team on cash generation and debt reduction, with a goal of $6.0 million in NOP (after interest expense) to earn bonuses at 100% of target levels.  The Committee also determined to reduce the cap on bonus payments to 100% of target levels in light of the cash and liquidity needs of the company.  As the company achieved NOP (after interest expense) of $14.7 million for the full year, bonuses were paid at 100% of target levels, consistent with the previously established terms.

For 2010, the Committee determined to base the annual bonus plan exclusively on company-wide NOP goals, with threshold bonus payments earned only for exceeding the company’s planned NOP goal.  In order to maintain focus on near-term, critical business objectives, bonus payments were again based in part on quarterly performance versus targets derived from the annual operating plan, with the opportunity to realize up to 50% of pro-rated target bonus levels based on achievement of the quarterly performance objectives over the first three fiscal quarters.  To maintain a strong continuing incentive, if a quarterly target was not achieved, the opportunity remained to earn the full-year bonus if the full-year target was achieved.

Following achievement of $20.7 million in NOP for 2009, the Board established an operating plan calling for $28.4 million in NOP for 2010.  The Committee established a bonus plan with a threshold of 50% of target payout for achievement of this planned NOP level and 100% of target payout for achievement of $35.6 million in NOP, an increase of more than 25% over planned NOP.  Above the target level, approximately 33% of incremental NOP was added to the bonus plan and employees had the opportunity to earn up to 250% of target levels for significantly exceeding the planned NOP goal.  The company achieved $52.4 million in NOP for 2010, which exceeded planned NOP by 85% and exceeded 2009 NOP by 153%, resulting in bonus payments at 217% of target level.  The Committee believes that the annual cash incentive plan was an important element in motivating performance that significantly exceeded both internal and external expectations for 2010.

For 2011, the Committee maintained the annual bonus plan design essentially similar to the 2010 plan, with bonus payments based exclusively on company-wide NOP goals and continuing with quarterly payments of up to 50% of pro-rated target levels in order to maintain the focus on near-term, critical business objectives, with the opportunity remaining to earn the full-year bonus if the full-year target is achieved.

Following achievement of $52.4 million in NOP for 2010, the Board established an operating plan calling for $66.0 million in NOP for 2011.  The Committee established a bonus plan with a threshold of 20% of target payout for achievement of $53.4 million in NOP and 100% of target payout for achievement of $66.0 million in NOP, which would represent a 26% increase in NOP over the prior year.  Above the target level, approximately 33% of incremental NOP was added to the bonus plan and employees had the opportunity to earn up to 250% of target levels for significantly exceeding the planned NOP goal.  The company achieved $90.5 million in NOP for 2011, which exceeded planned NOP by 37% and exceeded 2010 NOP by 73%, resulting in bonus payments at 250% of target level.  As in 2010, the Committee believes that the annual cash incentive plan was an important element in motivating performance that significantly exceeded both internal and external expectations for 2011.

For 2012, the Committee plans to maintain the annual bonus plan design essentially similar to the 2011 plan, with bonus payments based exclusively on company-wide NOP goals and continuing with quarterly payments of up to 50% of pro-rated target levels in order to maintain the focus on near-term, critical business objectives, with the opportunity remaining to earn the full-year bonus if the full-year target is achieved.  For 2012, the leverage curve of the bonus payout as a percentage of incremental NOP has been reduced to 30% of incremental NOP versus 33% in 2011, which will provide additional flexibility to invest in the company’s growing business while still providing significant upside potential for stretch performance.  Consistent with prior years, employees may earn up to 250% of target bonus levels for performance that would significantly exceed both internal and external expectations.  Also consistent with 2011, in order to preserve flexibility to recognize and reward extraordinary individual performance, the Committee has reserved discretionary authority to pay up to 20% of target levels even if the company-wide threshold performance target is not achieved.

Long-Term Equity-Based Incentive Compensation.  The company makes long-term, equity-based incentive compensation grants to its executive officers and other employees in order to align their interests with those of our shareholders, as well as to provide total compensation which is competitive in the marketplaces in which the company competes for top talent.  The Committee seeks to grant equity awards designed to provide total direct compensation that is near the market median, with the potential for upside or downside earning opportunity for over or under achievement of long-term performance targets.  As the company offers no pension plan, this equity-based pay component is an important enabler of retirement security for executives and other employees who have dedicated a significant portion of their working career to our business.

Executive officers and other key employees are eligible for equity-based grants upon joining the company and thereafter on an annual basis.  In determining the economic value of equity awards to be granted to executive officers, the Committee considers primarily the competitive position of each executive officer’s targeted total direct compensation, including the current value of proposed equity awards, in relation to market data.  The Committee also considers a variety of other factors, including (i) recent organizational performance relative to the peer group, (ii) individual performance, including levels of responsibility, and the individual’s impact on current results and our long-term competitive position, (iii) prior awards, including the number of shares awarded and the accumulated “holding power” of unvested equity to motivate both performance and retention, and (iv) the dilutive impact of equity awards in relation to market data.  Our long-term equity-based incentive grants have generally been one of the means to provide differentiation in rewards based on the Committee’s assessment of overall performance.

The company has historically granted both (i) standard stock option awards with an exercise price equal to the fair market value on the date of grant, typically vesting in annual increments of 25% on each of the first four anniversaries of the date of grant, and (ii) “full value” restricted stock awards, typically vesting 100% at the end of four years from the date of grant.  In recent years, consistent with the company’s emphasis on performance-based compensation, a portion of these equity awards have generally been subject to performance adjustments whereby the number of shares subject to the grant may be increased or decreased based on actual performance versus targets established at the date of grant.

Equity awards granted in 2007 and 2008 were subject to upward or downward adjustment based on actual performance versus annual NOP targets for each year.  In both of these years, the equity awards were significantly reduced (by 75% in 2007 and by 25% in 2008) due to the company’s failure to achieve its performance goals.

In 2009, due to continuing macroeconomic uncertainty and the resulting challenges in assessing the degree of difficulty in achieving the company’s annual performance targets, the Committee determined not to allow for any upward adjustment of equity awards for over-achievement versus NOP goals, whereas the awards could be reduced by up to 50% for under-achievement versus NOP goals.  As the company’s NOP goal for 2009 was fully achieved, the performance-based stock awards granted in 2009 were not subsequently reduced below the grant date amounts.

In 2010, following stabilization of the company’s performance that began in 2009, the Committee sought to provide a significant incentive for accelerating growth in both sales and profitability versus the annual operating plan.  As a result, the Committee provided the potential for a 50% upward adjustment of the number of shares subject to the 2010 equity awards for achievement of stretch objectives of $602 million in net sales (12% in excess of planned net sales) and $46 million in NOP (62% in excess of planned NOP).  These performance objectives were exceeded in 2010, resulting in a 50% upward adjustment of the 2010 equity awards.

Special recognition and retention grants of stock option awards and restricted stock awards vesting over two years were issued in mid-2010 to members of the senior management team in recognition of the dramatic improvement in business performance that began in 2009 and was accelerated in 2010.  These grants were also designed to drive retention of the management team responsible for this dramatic improvement in business performance.

In 2011, the Committee modified the company’s long-term incentive compensation program in three fundamental respects:

●
The weighting of full value restricted stock awards was increased to a 50%/50% mix of stock option awards and restricted stock awards from the historical norm of a 75%/25% mix of options and full value awards.  The reduced emphasis on stock options was designed in part to reduce the potential negative impact of stock price volatility as stock options can place undue emphasis on the grant date stock price, and options that may become significantly underwater would incur overhang expense but provide little or no retention or motivation incentive for executives.

●
The additional performance adjustment attached to stock option awards was eliminated as stock options are inherently performance-oriented and attaching additional performance criteria was not common among the company’s peer group or among other publicly traded companies.

●
New performance criteria to be applied to the restricted stock awards were introduced.  Rather than the annual NOP target used in prior years (which already receives strong company-wide focus under the annual cash incentive program), the Committee sought performance criteria that were both more strategic and longer term in focus, as well as a mix of relative and absolute performance criteria that would balance revenue growth and profitability objectives.  The Committee ultimately determined that the performance-adjusted restricted stock awards granted in 2011 will be adjusted upward or downward based on the company’s actual performance versus both market share and free cash flow performance targets over the three years ending with the 2013 fiscal year, which the Committee believes to be challenging but achievable.

For the 2012 long-term incentive program, as market share growth represents the company’s primary growth opportunity over the next several years, the Committee determined to tie the performance-adjusted restricted stock awards solely to three-year market share performance objectives.  The free cash flow performance objective used in 2011 was eliminated for 2012 grants as cash flow was determined to be less important due to the significant recent improvement in the company’s cash position and the overall strength of the company’s balance sheet.  The Committee intends to review and consider alternative cash productivity performance criteria for possible application to the long-term incentive compensation program in 2013 or beyond.

In May of 2010, shareholders approved the Select Comfort Corporation 2010 Omnibus Incentive Plan, which governs not only our annual cash incentive program, but also our long-term equity incentive program for grants in 2010 and subsequent years.  Our equity plans in place prior to the adoption of the 2010 Omnibus Incentive Plan included a “single trigger” change in control provision whereby the vesting of outstanding equity awards would be accelerated upon a change in control of the company.  The 2010 Omnibus Incentive Plan, however, incorporated a “double-trigger” change in control provision whereby acceleration of equity awards granted under the plan will occur only upon (i) the termination of the employee’s service, (ii) a material reduction in an employee’s base salary, (iii) a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, or (iv) a significant change in job responsibilities or the need to relocate, provided one of these events occurs within 2 years following a change in control.  With this “double trigger” change in control provision, tying accelerated vesting to both a change in control and a subsequent material adverse impact on the employment relationship, we believe we are striking an appropriate balance between the interests of our shareholders and the interests of our employees.

CEO Transition

On February 27, 2012, the company announced that William R. McLaughlin, President and Chief Executive Officer and a member of the Board of Directors, will retire from the company effective as of June 1, 2012.  The company also announced that Shelly R. Ibach, who joined the company in April 2007 and currently serves as Executive Vice President and Chief Operating Officer, will succeed Mr. McLaughlin as President and Chief Executive Officer.

In her role as President and Chief Executive Officer, effective as of June 1, 2012, Ms. Ibach will receive an annual base salary of $600,000 and her target annual cash incentive compensation will be 75% of base salary.  The actual amount of the annual cash incentive compensation may vary between 0% and 250% of the targeted amount, depending on the company’s performance versus net operating profit targets established by the Committee.  For 2012, Ms. Ibach will receive total long-term incentive grants with a target value of $900,000.  The ultimate value of these grants will depend on the performance of the company and its stock price over time.  The Committee determined these elements of Ms. Ibach’s compensation program in her new role as President and Chief Executive Officer in consultation with the company’s independent compensation consultant based on Ms. Ibach’s recent and expected future contributions to the success of the company and based on analysis of compensation levels for similar positions among the company’s peer group.

Given the company’s clear strategy and outstanding performance momentum, as well as the development of a strong internal successor in Ms. Ibach, the Board and Mr. McLaughlin decided in February 2012 that the Annual Meeting of Shareholders scheduled for May 2012 would be the ideal time to execute the CEO succession plan that had been discussed and evolved over the past several years.  Accordingly, Mr. McLaughlin elected to retire effective June 1, 2012 and the Board determined that Ms. Ibach would assume the CEO role at that time.

During Mr. McLaughlin’s tenure, the company has created over $1.3 billion in market value, and total return to shareholders has exceeded the 95th percentile of both the current peer group and the S&P 500.  In recognition of this performance led by Mr. McLaughlin, effective as of February 23, 2012 the Committee approved:

●
A final annual stock award to Mr. McLaughlin of (i) stock options to purchase an aggregate of 46,080 shares of common stock at an exercise price of $28.99 (the fair market value as of the date of grant) and (ii) 24,653 shares of performance-adjusted restricted stock.  The stock option and performance-adjusted restricted stock awards will be fully vested upon Mr. McLaughlin’s retirement.  The performance-adjusted restricted stock awards are subject to applicable performance adjustments based on the company’s actual market share growth versus performance targets over the three-year period ending in 2014.

●	The modification of Mr. McLaughlin’s currently unvested stock options and restricted stock awards to provide for acceleration of vesting of these awards upon his retirement.

●
The elongation of the exercisability of the 562,500 stock options originally granted to Mr. McLaughlin in March of 2006 (the “March 2006 Options”), and also the 112,500 stock options granted to him in February of 2004, to provide that these options may be exercised over a period of up to one year following retirement, which is consistent with the terms of all of Mr. McLaughlin’s other option awards.

●	The modification of currently outstanding performance-adjusted restricted stock awards to provide that these awards will continue to be subject to the applicable performance criteria.

●
A pro rata payment to Mr. McLaughlin under the company’s 2012 annual cash incentive plan, with the ultimate amount of such payment to be dependent upon the company’s performance in 2012.  The company will deduct from such payment any amount required to pay for continuing coverage for Mr. McLaughlin under the company’s health and dental plans for up to 18 months.

As a result of the foregoing modifications to outstanding equity awards, the company incurred incremental non-cash compensation expense of approximately $5.6 million in the first quarter of 2012.

The foregoing decisions were based on the Committee’s belief that Mr. McLaughlin should be able to share in the value his leadership has created and will continue to create for shareholders after his retirement.  These decisions by the Committee will also motivate and facilitate a smooth transition in leadership to Ms. Ibach.  These decisions will also help to compensate Mr. McLaughlin for prior actions initiated by him in the interest of the company, including his decision to forego salary for the vast majority of 2008 and his decision to extend the vesting of the March 2006 Options in April of 2008.  A portion of the non-cash compensation expense incurred in the first quarter of 2012 as noted above relates to the acceleration of the March 2006 Options, and these options would have vested in the ordinary course as of March of 2011 in the absence of Mr. McLaughlin’s prior decision to extend the vesting.

Though the Committee made these modifications close to Mr. McLaughlin’s planned retirement, the Committee was advised by the independent compensation consultant that the accelerated vesting and extended exercise terms are consistent with competitive precedents often included in similar agreements at the time of grant, as a significant percentage of companies allow for accelerated vesting in their equity grants and almost half allow for terms of two years or more for post-retirement exercise, versus the one year provided to Mr. McLaughlin.

Severance Compensation.  In February of 2007, the Committee adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”).  The Severance Plan establishes severance benefits payable to the CEO and other executive officers upon termination of their employment by the company without cause.  Under the Severance Plan, upon termination of employment by the company without cause, the CEO would be entitled to a base amount of severance pay equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.  Each of the other named executive officers, upon termination of employment by the company without cause, would be entitled to a base amount of severance pay equal to (a) one times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.  None of the amounts payable under the Severance Plan are subject to any “gross-up” for tax purposes in the event of the applicability of any excise or similar taxes.

In addition to the base severance compensation described above, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO and one year for the other named executive officers); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be.

Though not specified in the Severance Plan and not an obligation of the company, the company’s practice is to support a terminated executive’s efforts to obtain future employment by contracting with a professional outplacement firm at competitive rates to provide individual consultation services during the severance period.

Severance benefits are only payable following the eligible employee’s termination of employment by the company without cause or by the employee for “good reason” as defined by the Severance Plan.  No severance payment would be triggered solely by a change-in-control of the company.  The Severance Plan does provide, however, that during a 24-month period following a change-in-control of the company, the company may not terminate the Severance Plan and may not reduce the severance benefits payable to participants who are employed by the company immediately prior to the change-in-control.

The Severance Plan was adopted in order to establish consistent severance benefits for senior executives and to establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation.  Prior to the adoption of the Severance Plan, some but not all of our senior executives were entitled to severance benefits pursuant to their employment offer letters.  The Severance Plan provides more uniform benefits across the senior management team.  No participant would receive less under the Severance Plan than he or she would be entitled to under his or her individual offer letter, and any such payment under an individual offer letter would be deducted from the amount payable under the Severance Plan.

In developing the Severance Plan and determining the benefits payable under the Severance Plan, the Committee considered broad-based data received from an independent compensation consultant relative to typical severance benefits and concluded that the benefits payable under the Severance Plan were generally at or below the broad-based data.

Benefits and Perquisites.  Our executive officers generally receive the same menu of benefits as are available to other full-time employees, including but not limited to the following:

●
401(k) Plan.  All of our full-time employees age 21 and older are eligible to participate in our 401(k) savings plan.  The 401(k) plan includes company stock as an investment option, providing another opportunity for our senior executives and other employees to build stock ownership in our company.  The company has historically provided a discretionary match of 100% of the first 2% contributed by employees and 50% of the next 4% contributed by employees.  The company match portion is subject to vesting at the rate of 25% per year over the first four years of the participant’s employment.  In the fourth quarter of fiscal 2008, in order to reduce costs and preserve cash, the company match feature of the 401(k) plan was suspended indefinitely.  At the beginning of 2010, the match feature was re-introduced at the rate of 50% of the first 4% contributed by employees, for an effective matching rate of 2%.  In April 2011, the match was increased to 75% of the first 2% and 50% of the next 2% contributed by employees, for an effective matching rate of 2.5%.  The company’s goal is to gradually migrate the formula back to its historical effective matching rate of 4%.

●
Non-Qualified Deferred Compensation Plan.  Our director-level and above employees may defer a portion of their compensation under a non-qualified deferred compensation plan that offers a range of investment options similar to those available under our 401(k) plan.  The company does not contribute any compensation to this plan.

As the company provides no pension plan, we believe the 401(k) plan and the non-qualified deferred compensation plan are important elements in retirement planning for executives and other employees.

We generally avoid special executive perquisites.  We do offer two executive benefits to senior management that are designed to address specific corporate purposes:

●
Annual Physical Exam.  Members of our senior management team are encouraged to annually undergo a comprehensive physical examination.  The company offers several options to complete this requirement, which generally range in cost from $2,300 to $4,000.  These costs, after insurance coverage, are paid by the company and constitute taxable wages to the executive that are not “grossed up” for tax purposes.  This benefit is designed to promote preventive care, enhance the health and wellness of senior management and to catch potential health issues at an early stage.

●
Tax and Financial Planning.  Members of our senior management team are eligible for reimbursement of expenses for tax and financial planning services up to $7,500 per year for the CEO and up to $4,000 per year for executive or senior vice presidents.  Amounts reimbursed under this benefit represent taxable wages that are not “grossed up” for tax purposes.  This benefit is designed to enhance financial planning, to avoid distraction of members of the senior management team and to promote tax compliance.

Stock Ownership Guidelines

Under stock ownership guidelines established by the Board, within five years of assuming the position, the CEO is expected to achieve and maintain stock ownership equal to five times base salary and all other executive officers are expected to achieve and maintain stock ownership equal to three times their base salaries.  For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned (without regard to restrictions on transfer) and (2) vested stock options after taxes at an estimated effective tax rate of 40%.  The fair market value of stock options shall mean the then-current market price less the exercise price.

Any executive officer who has not achieved the foregoing ownership objective by the required time period will not be permitted to sell any shares except to the extent required to pay transaction costs and taxes applicable to the exercise of stock options or the vesting of restricted shares.  Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any director or executive officer.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including shareholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our Chief Executive Officer and each of our three other most highly compensated executives (other than the Chief Financial Officer).  Our equity-based incentive plans and our annual cash bonus plan are designed to permit the grant and payment of equity or cash incentive awards that are fully deductible as performance-based compensation under the Internal Revenue Code.  In reviewing and adopting other executive compensation programs, the Committee plans to continue to consider the impact of Section 162(m) limitations in light of the materiality of the deductibility of potential benefits and the impact of such limitations on other compensation objectives.  Because the Committee seeks to maintain flexibility in accomplishing the company’s compensation goals, however, it has not adopted a policy that all compensation must be fully deductible.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Management Development and Compensation Committee

Michael A. Peel, Chair
David T. Kollat
Brenda J. Lauderback
Ervin R. Shames

The foregoing Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the 2011 fiscal year ended December 31, 2011 (and for the 2009 and 2010 fiscal years).  The details of our named executive officers’ compensation are discussed in detail in the Compensation Discussion and Analysis beginning on page 25.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compensa- tion(2) ($)	All Other Compensa- tion(3) ($)	Total ($)
William R. McLaughlin President and CEO	2011	$743,077	---	$950,405	$750,376	$1,626,202	$4,900	$4,074,960
	2010	$706,538	---	$1,621,025	$500,760	$1,000,000	$4,900	$3,833,223
	2009	$690,000	---	$52,159	---	$507,548	---	$1,249,707

Wendy L. Schoppert(4) EVP and CFO	2011	$303,027	---	$142,916	$140,894	$437,691	$9,141	$1,033,669

Shelly R. Ibach EVP and COO	2011	$385,579	---	$258,328	$155,996	$604,153	$10,957	$1,415,013
	2010	$358,683	---	$143,872	$276,540	$458,241	$11,308	$1,248,644
	2009	$350,000	---	$23,598	$32,833	$210,000	$4,558	$620,989

Kathryn V. Roedel EVP, Chief Technology and Services Officer	2011	$334,157	---	$149,037	$146,950	$500,964	$8,067	$1,139,175
	2010	$325,292	---	$143,872	$276,540	$423,370	$8,569	$1,177,643
	2009	$320,000	---	$23,598	$32,833	$192,000	$1,314	$569,745

Mark A. Kimball SVP and General Counsel	2011	$295,995	---	$126,651	$124,870	$406,802	$5,415	$959,733
	2010	$287,404	---	$112,171	$215,608	$342,672	$4,900	$962,755
	2009	$275,000	---	$142,221	$24,518	$151,250	$60	$593,049

James C. Raabe(5) Former SVP and CFO	2011	$163,358	---	---	---	$24,369	$7,250	$194,977
	2010	$315,673	---	$112,171	$215,608	$376,183	$9,170	$1,028,805
	2009	$295,000	---	$148,095	$32,690	$162,250	$2,750	$640,785

(1)  Reflects the aggregate grant date fair value of stock and option awards granted during fiscal years 2011, 2010 and 2009, computed in accordance with FASB ASC Topic 718. See Note 8, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for a discussion of the relevant assumptions used in calculating these amounts.

(2) Represents annual incentive compensation earned in 2011 under the Select Comfort Corporation Executive and Key Employee Incentive Plan.

(3)  In 2011, all other compensation includes the costs of (i) reimbursement for personal financial planning and tax advice; (ii) company sponsored physical exam; and (iii) company contribution to the executive’s 401(k) account.

(4) Ms. Schoppert assumed the role of Chief Financial Officer for the company effective June 6, 2011.

(5) Mr. Raabe ceased to be employed with the company effective June 10, 2011.

Grant of Plan-Based Awards

The following table summarizes grants of equity and non-equity plan-based awards to each of the named executive officers during the 2011 fiscal year ended December 31, 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)

William R. McLaughlin		$325,240	$650,481	$1,626,202
	5/11/11				0	43,891	65,837					$761,070
	5/11/11							10,919	(3			$189,335
	5/11/11									67,526	$17.34	$750,376
Wendy L. Schoppert		$87,538	$175,076	$437,691
	5/11/11				0	8,242	12,363					$142,916
	5/11/11									12,679	$17.34	$140,894
Shelly R. Ibach		$120,831	$241,661	$604,153
	5/11/11				0	9,125	13,688					$158,228
	5/11/11									14,038	$17.34	$155,996
	6/13/11							7,000	(4)			$100,100
Kathryn V.Roedel		$100,193	$200,386	$500,964
	5/11/11				0	8,595	12,893					$149,037
	5/11/11									13,224	$17.34	$146,950
Mark A. Kimball		$81,360	$162,721	$406,802
	5/11/11				0	7,304	10,956					$126,651
	5/11/11									11,237	$17.34	$124,870
James C. Raabe(7)		$45,056	$90,111	$225,278	---	---	---	---		---	---	---

(1)       This represents the annual cash incentive opportunity for 2011 under the Select Comfort Corporation Executive and Key Employee Incentive Plan.  The actual amounts paid out under this plan for 2011 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.  The threshold reflects the amount that would be payable under the plan if the minimum performance level is achieved for company-wide performance goals.  If the minimum performance level for payment of the threshold amount is not achieved, then no bonus would be payable under the plan.

(2)       These awards represent performance stock awards described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.”  The target number of shares is adjusted between the threshold and the target/maximum based on company performance over a three year performance period.  Any adjustments in the number of shares would be reflected at the end of the performance period.  The adjusted amount of the award then fully vests after four years from the grant date.  If any dividends are paid on our common stock, the holders of the performance stock awards would receive dividends at the same rate as paid to other shareholders if and when the performance stock award becomes fully vested.

(3)       This award represents stock awards described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.”  The amount of the award fully vests after two years from the grant date.  If any dividends are paid on our common stock, the holders of the stock awards would receive dividends at the same rate as paid to other shareholders if and when the stock award becomes fully vested.

(4)       This award represents stock awards described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation” and was awarded due to Ms. Ibach’s promotion to Chief Operating Officer.  The amount of the award fully vests after four years from the grant date.  If any dividends are paid on our common stock, the holders of the stock awards would receive dividends at the same rate as paid to other shareholders if and when the stock award becomes fully vested.

(5)       These awards represent stock options described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.”  These stock options have an exercise price equal to the closing trading prices of the company’s common stock on the grant date.  The options become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date.  These options remain exercisable for up to 10 years from the grant date, subject to earlier termination upon certain events related to termination of employment.

(6)       Reflects the grant date fair value computed in accordance with FASB Accounting ASC Topic 718.  The valuation on performance-based awards reflects the maximum payout as the performance criteria was achieved and the awards have been adjusted to the maximum level.

(7)     Mr. Raabe ceased to be employed with the company effective June 10, 2011 and did not receive any stock awards or option grants in 2011.  Mr. Raabe also did not receive the full bonus payout for fiscal 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards for each of the named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
William R. McLaughlin(18)	48,238	---		$1.82	1/30/2012	---		---
	58,427	---		$6.03	2/24/2013	---		---
	112,500	---		$16.57	2/12/2014	---		---
	112,500	---		$13.49	2/24/2015	---		---
	---	562,500	(1)	$24.65	3/2/2016	---		---
	---	---		---	---	28,125	(4)	$610,031
	---	---		---	---	55,500	(6)	$1,203,795
	---	---		---	---	40,000	(10)	$867,600
	40,064	40,064	(11)	$9.75	6/4/2020	---		---
	---	---		---	---	134,532	(12)	$2,917,999
	---	67,526	(14)	$17.34	5/11/2021	---		---
	---	---		---	---	54,810	(15)	$1,188,829

Wendy L. Schoppert	32,500	---		$12.56	4/18/2015	---		---
	22,500	---		$24.65	3/2/2016	---		---
	5,000	---		$19.97	2/22/2017	---		---
	55,312	8,438	(2)	$3.76	3/7/2018	---		---
	---	---		---	---	5,625	(3)	$122,006
	12,500	25,000	(5)	$0.94	6/1/2019	---		---
	---	---		---	---	25,000	(6)	$542,250
	10,500	24,000	(11)	$9.75	6/4/2020	---		---
	---	---		---	---	11,500	(13)	$249,435
	---	12,679	(14)	$17.34	5/11/2021	---		---
	---	---		---	---	8,242	(15)	$178,769

Shelly R. Ibach	14,500	---		$18.22	4/2/2017	---		---
	25,000	---		$10.63	11/27/2017	---		---
	---	6,610	(2)	$3.76	3/7/2018	---		---
	---	---		---	---	4,406	(3)	$95,566
	6,250	12,500	(5)	$0.94	6/1/2019	---		---
	---	---		---	---	12,500	(6)	$271,125
	7,500	15,000	(7)	$0.79	6/18/2019	---		---
	---	---		---	---	15,000	(8)	$325,350
	13,687	30,563	(11)	$9.75	6/4/2020	---		---
	---	---		---	---	14,750	(13)	$319,928
	---	14,038	(14)	$17.34	5/11/2021	---		---
	---	---		---	---	9,125	(15)	$197,921
	---	---		---	---	7,000	(16)	$151,830

Outstanding Equity Awards at Fiscal Year-End, continued

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kathryn V. Roedel	56,250	---		$13.54	4/4/2015	---		---
	11,400	---		$24.65	3/2/2016	---		---
	3,816	---		$19.97	2/22/2017	---		---
	35,563	5,982	(2)	$3.76	3/7/2018	---		---
	---	---		---	---	4,804	(3)	$104,199
	10,753	10,752	(5)	$0.94	6/1/2019	---		---
	---	---		---	---	11,661	(6)	$252,927
	13,085	13,084	(7)	$0.79	6/18/2019	---		---
	---	---		---	---	14,081	(8)	$305,417
	13,687	30,563	(11)	$9.75	6/4/2020	---		---
	---	---		---	---	14,750	(13)	$319,928
	---	13,224	(14)	$17.34	5/11/2021	---		---
	---	---		---	---	8,595	(15)	$186,426

Mark A. Kimball	30,001	---		$16.57	2/12/2014	---		---
	30,000	---		$13.49	2/24/2015	---		---
	25,500	---		$24.65	3/2/2016	---		---
	6,250	---		$19.97	2/22/2017	---		---
	29,859	7,454	(2)	$3.76	3/7/2018	---		---
	---	---		---	---	4,969	(3)	$107,778
	18,750	18,750	(5)	$0.94	6/1/2019	---		---
	---	---		---	---	18,750	(6)	$406,688
	---	---		---	---	20,000	(9)	$433,800
	10,500	24,000	(11)	$9.75	6/4/2020	---		---
	---	---		---	---	11,500	(13)	$249,435
	---	11,237	(14)	$17.34	5/11/2021	---		---
	---	---		---	---	7,304	(15)	$158,424

James C. Raabe(17)	---	---		---	---	---		---

(1)         This stock option award was granted on March 2, 2006 and was scheduled to vest 100% on December 2, 2015.  See note (18) for more information.

(2)         These stock options were granted on March 7, 2008.  A portion was subject to performance and the award vests 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.  The remaining portion, not subject to performance, vested on March 7, 2011.

(3)         These restricted stock awards were granted on March 7, 2008.  A portion of the award was subject to performance and the award vests 100% on March 7, 2012, subject to continuing employment.  The remaining portion, not subject to performance, vested on March 7, 2011.

(4)         This performance stock award was granted on March 31, 2008 and vests 100% on March 31, 2012.  See note (18) for more information.

(5)         These performance stock options were granted on June 1, 2009 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(6)         These performance stock awards were granted on June 1, 2009 and vest 100% on June 1, 2013, subject to continuing employment.  See note (18) regarding the acceleration of Mr. McLaughlin’s award.

(7)         These performance stock options were granted on June 18, 2009 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.

(8)         These performance stock awards were granted on June 18, 2009 and vest 100% on June 18, 2013, subject to continuing employment.

(9)         These stock awards were granted on December 14, 2009 and vest 100% on December 14, 2012, subject to continuing employment.

(10)       This stock award was granted on February 17, 2010 and was scheduled to vest 100% on February 17, 2013.  See note (18) for more information.

(11)       These stock options were granted on June 4, 2010.  A portion is subject to performance and vests 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.  The remaining portion, not subject to performance, vests 50% each year on each of the first two anniversaries of the date of grant, subject to continuing employment.  See note (18) regarding the acceleration of Mr. McLaughlin’s award.

(12)       These restricted stock awards were granted on June 4, 2010.  A portion of the award is subject to performance and vests 100% on June 4, 2014.  The remaining portion, not subject to performance, was scheduled to vest 100% on June 4, 2012.  See note (18) for more information.

(13)       These restricted stock awards were granted on June 4, 2010.  A portion of the award is subject to performance and vests 100% on June 4, 2014, subject to continuing employment.  The remaining portion, not subject to performance, vests 100% on June 4, 2012, subject to continuing employment.

(14)       These stock options were granted on May 11, 2011 and vest 25% each year on each of the first four anniversaries of the date of grant, subject to continuing employment.  See note (18) regarding the acceleration of Mr. McLaughlin’s award.

(15)       These performance stock awards were granted on May 11, 2011 and vest 100% on May 11, 2015, subject to continuing employment.  See note (18) regarding the continued vesting of Mr. McLaughlin’s award.

(16)       This stock award was granted on June 13, 2011 and vested 100% on June 13, 2015, subject to continuing employment.

(17)       Mr. Raabe ceased to be employed with the company effective June 10, 2011.  Mr. Raabe had no outstanding equity awards at fiscal year-end.

(18)       As disclosed on a Form 8-K filed with the Securities and Exchange Commission on February 27, 2012, and described in more detail in this proxy statement under the heading “Compensation Discussion and Analysis – CEO Transition,” the company’s Compensation Committee approved the modification of Mr. McLaughlin’s currently unvested stock options and restricted stock awards to provide for acceleration of vesting of these awards upon his retirement at any time.  The Compensation Committee also approved the modification of the expiration date of two stock option grants. Stock options to purchase an aggregate of 562,500 shares at an exercise price of $24.65 per share originally granted in March of 2006, and an aggregate of 112,500 shares at an exercise price of $16.57 per share originally granted in February of 2004, were modified to provide that these options may be exercised over a period of up to one year following retirement.  Outstanding performance restricted stock awards will be subject to the applicable performance criteria.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised and restricted stock awards vested for each of the named executive officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William R. McLaughlin	---	---	9,375	$104,625
Wendy L. Schoppert	92,500	$842,736	6,125	$73,455
Shelly R. Ibach	41,078	$517,030	5,000	$61,763
Kathryn V. Roedel	---	---	6,375	$76,245
Mark A. Kimball	54,582	$809,049	2,500	$29,175
James C. Raabe	200,743	$2,251,978	2,750	$31,965

(1) The value realized on the exercise of stock options for purposes of this table is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock option.

(2) The value realized on the vesting of stock awards for purposes of this table is based on the fair market value of our common stock on the date of vesting of the award.

Nonqualified Deferred Compensation

The following table summarizes the aggregate earnings and balances for each of the named executive officers under the Select Comfort Executive Investment Plan, the company’s non-qualified deferred compensation plan (described in greater detail below), for the 2011 fiscal year ended December 31, 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(1) ($)
William R. McLaughlin	---	---	$317,716	---	$815,424
Wendy L. Schoppert	---	---	---	---	---
Shelly R. Ibach	---	---	---	---	---
Kathryn V. Roedel	---	---	$2,413	---	$90,165
Mark A. Kimball	---	---	---	---	---
James C. Raabe	---	---	---	---	---

(1)       Among the named executive officers, only Mr. McLaughlin and Ms. Roedel had account balances under the plan as of December 31, 2011.  Neither Mr. McLaughlin nor Ms. Roedel elected to make additional contributions (salary or bonus deferrals) to the plan in fiscal year 2011.

Director level and above employees are eligible to participate in the Select Comfort Executive Investment Plan, which allows eligible employees to defer up to 50% of base salary and up to 100% of bonus compensation on a pre-tax basis.  The employee contributions may be made to a “savings account” or a “fixed period account.”  In addition to contributions made by eligible employees, the company may elect to make discretionary employer contributions under this plan to a “retirement account.”  The company has not elected to make any discretionary company contributions to this plan.

A participant’s account balance under the plan is credited with earnings credits which are based on deemed investment in a variety of funds made available by the plan administrator and which are currently similar to the investment fund options available under the company’s 401(k) plan.  The participant selects the funds into which the account balance is deemed to be invested and these allocations may be changed by the participant at any time.

Savings and retirement account balances under the Select Comfort Executive Investment Plan are paid out no earlier than the beginning of the year following the year of the participant’s retirement or termination of employment.  Payment of the fixed period account balance depends on the date (or dates) of distribution elected by the participant at the time he or she made the election to defer salary or bonus to a fixed period account.  Prior to termination of employment (or the fixed payment date), a participant may be allowed to access funds in his or her account in the event of certain unforeseeable hardships.  Distributions to the participant may be made in a lump sum payment or in annual installment payments.  The participant’s account balance (if any) upon his or her date of death is paid in a lump sum to the participant’s beneficiary or beneficiaries under the plan.

Employment Letter Agreements, Severance Plan and Potential Payments upon Termination or Change in Control

Employment Letter Agreements

William R. McLaughlin.  We have entered into an employment letter agreement with William R. McLaughlin pursuant to which he serves as our Chief Executive Officer.  Under the terms of this letter agreement, upon involuntary termination of Mr. McLaughlin’s employment by the Board or constructive dismissal, he is entitled to one year’s salary as severance compensation.  Also under the terms of this letter agreement, upon an involuntary termination or constructive dismissal of Mr. McLaughlin’s employment following a change in control, he would be entitled to two years’ salary as severance compensation.  Any severance compensation payable under this letter agreement would be subject to a standard release of claims and would also reduce by the same amount any amount payable under the company’s severance plan.

Wendy L. Schoppert.  We have entered into an employment letter agreement with Wendy L. Schoppert pursuant to which she serves as Executive Vice President and Chief Financial Officer.  Under this letter agreement, upon the involuntary termination of Ms. Schoppert’s employment following a change in control, or upon a termination without cause, she is entitled to one year’s salary as severance compensation, and if such termination occurs more than half-way through a fiscal year of the company, she is entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.  Any severance compensation payable under this letter agreement would be subject to a standard release of claims and would also reduce by the same amount any amount payable under the company’s severance plan.

Shelly R. Ibach.  We have entered into an employment letter agreement with Shelly R. Ibach pursuant to which she serves as Executive Vice President and Chief Operating Officer.  Under this letter agreement, upon termination of Ms. Ibach’s employment without cause, she is entitled to receive six months base salary as severance compensation, and if such termination occurs more than half-way through a fiscal year of the company, she is entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.  Any severance compensation payable under this letter agreement would be subject to a standard release of claims and would also reduce by the same amount any amount payable under the company’s severance plan.

Kathryn V. Roedel.  We have entered into an employment letter agreement with Kathryn V. Roedel pursuant to which she serves as Executive Vice President, Chief Technology and Services Officer.  Under this letter agreement, upon the involuntary termination of Ms. Roedel’s employment following a change in control, or upon a termination without cause, she is entitled to one year’s salary as severance compensation, and if such termination occurs more than half-way through a fiscal year of the company, she is entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.  Any severance compensation payable under this letter agreement would be subject to a standard release of claims and would also reduce by the same amount any amount payable under the company’s severance plan.

Mark A. Kimball.  We have entered into an employment letter agreement with Mark A. Kimball pursuant to which he serves as Senior Vice President, General Counsel, Chief Administrative Officer and Secretary.  Under this letter agreement, upon termination of Mr. Kimball's employment without cause, he is entitled to one year's salary as severance compensation.  Any payment of severance compensation under this letter agreement would reduce by the same amount any amount payable under the company’s severance plan.

Severance Plan

Effective as of February 22, 2007, our Board of Directors adopted the Select Comfort Corporation Executive Severance Pay Plan (the “Severance Plan”), establishing severance benefits payable to the CEO and other executive officers upon termination of their employment by the company without cause or upon a resignation for “good reason” as defined by the plan.  Prior to the adoption of the Severance Plan, some but not all of the senior executives were entitled to severance benefits pursuant to employment offer letters negotiated at the time of hire.  The Severance Plan was adopted in order to (i) provide consistent severance benefits for the company’s senior executives and (ii) establish a plan that would comply with anticipated new regulations under Internal Revenue Code Section 409A applicable to deferred compensation.

Compensation would only be payable under the Severance Plan upon termination of employment without “cause,” as defined in the plan, or in the event of a resignation for “good reason,” as defined by the plan.  No compensation would be payable under the Severance Plan upon (i) termination of employment for cause, (ii) termination of employment due to the resignation, retirement or death of the employee, or (iii) a change in control of the company.

Benefits under the Severance Plan are conditioned upon execution and delivery to the company of a general release of claims and return of any company property.  In addition, any severance compensation remaining to be paid would be terminated in the event the release described above is declared invalid or is revoked or attempted to be revoked, or in the event of a violation by the employee of a non-compete or confidentiality agreement with the company.  Each of the named executive officers has signed a non-compete agreement extending for one year following termination of employment and a confidentiality agreement of indefinite duration.

For the CEO, the base severance compensation is equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.  For each of the other named executive officers, the base severance compensation is equal to (a) one times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.  The base severance compensation would be paid in a lump sum within a reasonable time following the employee’s termination of employment and in no event later than March 1 of the year following the year during which the termination of employment occurs.

In addition to the base severance compensation, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage, until the earlier of: (i) the end of the period of time reflected in the base severance compensation (i.e., two years for CEO, one year for Executive or Senior Vice Presidents); (ii) the end of the participant’s eligibility for COBRA continuation coverage; or (iii) the date the participant becomes eligible to participate in another group medical plan or dental plan, as the case may be.

As a result, assuming termination of employment as of the last day of our most recently completed fiscal year (December 31, 2011), the following amounts would have been payable in the event of the termination of the applicable employee without cause or upon a constructive dismissal:

Executive Officer	Base Severance Compensation	Total COBRA Continuation Payments
William R. McLaughlin	$3,750,000	$16,533
Wendy L. Schoppert	$704,000	$16,057
Shelly R. Ibach	$920,000	$12,703
Kathryn V. Roedel	$738,716	$12,484
Mark A. Kimball	$624,225	$16,548
James C. Raabe(1)	---	---

(1)           Mr. Raabe ceased to be employed by the company effective June 10, 2011.

Change in Control Provisions – 1997 and 2004 Stock Incentive Plans

Under our company’s 1997 Stock Incentive Plan (the “1997 Plan”) and 2004 Stock Incentive Plan (the “2004 Plan”), if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter, all outstanding stock options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options have been granted remains in the employ or service of our company or any subsidiary.

In addition, under the 1997 Plan and the 2004 Plan, if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter:

●
All outstanding stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary;

●	All outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and

●
All outstanding performance units, stock bonuses and performance stock awards will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such performance units or stock bonuses.

There are presently no outstanding stock appreciation rights, performance units or stock bonuses.

In the event of a change in control, the Compensation Committee may pay cash for all or a portion of the outstanding options.  The amount of cash the participants would receive will equal (a) the fair market value of such shares immediately prior to the change in control minus (b) the exercise price per share and any required tax withholding.  The acceleration of the exercisability of options under the 1990 and 1997 Plans may be limited, however, if the acceleration would be subject to an excise tax imposed upon “excess parachute payments.”

Under the 1997 Plan and the 2004 Plan, a “change in control” will include any of the following:

●	The sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation not controlled by our company;

●	The approval by our shareholders of a plan or proposal for the liquidation or dissolution of our company;

●	Any change in control that is required by the Securities and Exchange Commission to be reported;

●	Any person who was not a shareholder of our company on the effective date of the Plan becomes the beneficial owner of 50% or more of the voting power of our company’s outstanding common stock; or

●	The “continuity” directors (directors as of the effective date of the Plan and their future nominees) ceasing to constitute a majority of the Board of Directors.

The foregoing provisions applicable to changes in control under our 1997 Plan and 2004 Plan apply equally to all employees holding incentive awards under these plans.

Change in Control Provisions – 2010 Omnibus Incentive Plan

While the events that are considered a change in control under our 1997 Plan, 2004 Plan, and 2010 Omnibus Incentive Plan (the “2010 Plan”) are identical, our 2010 Plan, which governs incentive awards granted in 2010 and future years, contains a “double-trigger” change in control provision.  Under this provision, if the company is the surviving company, or the surviving or acquiring company assumes our outstanding incentive awards or provides for their equivalent substitutes, then vesting of incentive awards is accelerated only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years following a change in control.

Director Compensation

The following table summarizes the total compensation paid or earned by each of the non-employee members of our Board of Directors for the 2011 fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Stephen L. Gulis, Jr.(7)	$56,250	$38,061	$37,515	---	$131,826
Michael J. Harrison(3)	---	$13,731	$13,322	---	$27,053
Christopher P. Kirchen(4)	$16,339	---	---	---	$16,339
David T. Kollat	$47,500	$38,061	$37,515	---	$123,076
Brenda J. Lauderback(7)	$51,250	$38,061	$37,515	---	$126,826
Kathy L. Nedorostek(5)	$30,536	$38,061	$37,515	$4,670	$110,782
Michael A. Peel(6)	$52,500	$38,061	$37,515	---	$128,076
Ervin R. Shames	$47,500	$38,061	$37,515	---	$123,076
Jean-Michel Valette	$146,875	$38,061	$37,515	---	$222,451

(1)           Reflects the aggregate grant date fair value of restricted stock awards granted during fiscal year 2011, computed in accordance with FASB ASC Topic 718.  See Note 8, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for a discussion of the relevant assumptions used in calculating these amounts.  As of December 31, 2011, each director had 2,195 restricted stock awards or units outstanding with the exception of Mr. Harrison, who had 631 restricted stock awards outstanding and Mr. Kirchen, who did not receive an award due to his retirement from the Board of Directors.

(2)           Reflects the aggregate grant date fair value of stock option awards granted during fiscal year 2011, computed in accordance with FASB ASC Topic 718.  See Note 8, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for a discussion of the relevant assumptions used in calculating these amounts.  As of December 31, 2011, each director had the following number of stock options outstanding:  Stephen L. Gulis, Jr., 58,626; Michael Harrison, 970; Christopher P. Kirchen, 48,000; David T. Kollat, 99,876; Brenda J. Lauderback, 81,126; Kathy Nedorostek, 3,376; Michael A. Peel, 80,626; Ervin R. Shames, 99,876; and Jean-Michel Valette, 84,876.

(3)           Mr. Harrison was appointed to the Board of Directors effective December 21, 2011.

(4)           Mr. Kirchen determined not to stand for re-election to the Board of Directors at the 2011 Annual Meeting and his term on the Board expired effective May 11, 2011.  Mr. Kirchen did not receive a stock or option award in 2011.

(5)           Ms. Nedorostek was appointed to the Board of Directors effective May 11, 2011.  Effective June 2011, this Director elected to receive all director fees in the form of common stock under the company’s 2010 Omnibus Incentive Plan, and to defer receipt of such shares.  The number of shares paid is determined by dividing the amount of the director’s fees to be deferred by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash.  The number of shares to be received by this director in lieu of cash compensation for fiscal 2011 is 1,359.73 shares.  The amount listed in the All Other Compensation column relates to company product received by Ms. Nedorostek after joining the Board of Directors.

(6)           Under the Select Comfort Corporation Non-Employee Director Equity Plan approved by our shareholders at the 2006 Annual Meeting, and which plan terminated as of the end of fiscal year 2008, this director had elected to receive shares in lieu of director fees and deferred receipt of those shares until 2011.  In May 2011, a total of 42,639 shares were distributed to this Director.  These shares were valued at fair market value as of the date the fees otherwise would have been payable in cash.

(7)           Under the 2010 Omnibus Incentive Plan approved by shareholders at the 2010 Annual Meeting, non-employee directors may elect to defer receipt of any shares of the company’s common stock under an Incentive Award granted to non-employee directors under the Plan.  For fiscal 2011, the following Directors have elected to defer receipt of their 2011 Incentive Award:  Mr. Gulis, 2,195 shares and Ms. Lauderback, 2,195 shares.

Annual Retainer.  Effective as of February 2011, all of our non-employee directors are entitled to receive an annual cash retainer of $40,000.  The Chair of the Audit Committee receives additional compensation of $15,000 per year, and each of the members of the Audit Committee (other than the Chair) receives additional compensation of $7,500 per year.  The Chairs of each of the other committees receives additional compensation of $10,000 per year, and each of the members of the other committees (other than the Chairs) receives additional compensation of $5,000 per year.  The non-executive Chairman of the Board receives an additional retainer of $100,000 per year.

Meeting Fees.  In March of 2009, the Committee approved the payment of meeting fees for Board and Committee meetings beyond the normal number of regular or typical meetings for the Board and each Committee in a fiscal year.  Pursuant to this approval, non-employee directors (other than the Chairman of the Board) are entitled to (i) Board meeting fees of $1,000 per in-person meeting and $500 per telephonic meeting after a minimum of four Board meetings for the fiscal year, and (ii) Committee meeting fees of $750 per in-person Committee meeting and $500 per telephonic Committee meeting after a minimum of eight Audit Committee meetings and after a minimum of four meetings of each other Committee for the fiscal year.

Equity Compensation.  Coincident with the annual meeting of shareholders, non-employee directors are eligible to receive equity compensation in amounts determined by the Management Development and Compensation Committee, of which generally one-half would be paid in the form of restricted stock and one-half in stock options, based on Black-Scholes valuation, with the grants to vest on the earlier of one year from the date of grant or the date of the next annual meeting at which directors are elected to the Board, so long as the director continues to serve on our Board of Directors.  All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.

Reimbursement of Expenses.  All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee and for attending director continuing education programs.

No Director Compensation for Employee Directors.  Any director who is also an employee of our company does not receive additional compensation for service as a director.

Assessment of Risk Related to Compensation Programs

The company has established an annual process designed to assess whether any of the company’s compensation programs are reasonably likely to have a material adverse effect on the company.  This process has included (1) formation of a cross-functional team including representatives from the legal, human capital and risk management functions within the company; (2) compilation of a comprehensive inventory of the company’s compensation programs; (3) identification of potential areas of risk; (4) review of the company’s compensation programs by members of the cross-functional team in light of the identified potential areas of risk; (5) identification and review of design and control mechanisms in place to mitigate potential risks; (6) review of the assessment process and the cross-functional team’s conclusions with the Compensation Committee's independent compensation consultant, Semler Brossy Consulting Group, LLC; and (7) the Compensation Committee’s review and consideration of the assessment process and the conclusions of the cross-functional team with members of the senior management team and with representatives of the independent compensation consultant.  Based on this assessment, the company has determined that none of its compensation programs is reasonably likely to have a material adverse effect on the company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

Background

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are submitting a non-binding, advisory resolution on executive compensation, or “Say-on-Pay” vote, for shareholder consideration.

We believe that our executive compensation program delivers strong alignment between pay and performance and is strongly aligned with the long-term interests of our shareholders.  Our executive compensation program is designed to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and drive long-term value for our shareholders.

Each of the principal elements of our executive compensation program - other than base salaries and certain benefit programs - is performance-oriented, resulting in total compensation for executive officers that is closely aligned with company performance and shareholder returns.  This is clearly reflected in the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement.

Fiscal years 2007 and 2008 were extremely challenging for both the company and the entire mattress industry, and company performance did not meet internal or external expectations.  The company’s performance began to improve significantly in 2009 and was accelerated in 2010 and 2011 as the company substantially exceeded both internal and external expectations.  These performance results were reflected in the principal elements of our executive compensation program:

●
Base Salaries in 2008 were largely frozen (or almost entirely foregone, in the case of our CEO) and merit increases were foregone.  Modest merit increases and market adjustments were restored following the company’s performance in each of the years 2009 through 2011.

●	Annual Cash Incentive Compensation was not paid for either 2007 or 2008; was paid at target level for 2009; and was paid at significantly above target level for 2010 and 2011.

●
Long-Term Equity-Based Incentive Compensation has been subject to significant performance adjustments, resulting in stock-based awards that were substantially reduced in both 2007 and 2008; awards in 2009 were made at more modest levels in comparison with prior years and were not adjusted downward as the company exceeded its performance objectives; 2010 awards were adjusted upward based on achievement of stretch objectives that were well above plan; awards granted in 2011 are subject to performance adjustment based on actual performance versus market share and free cash flow performance objectives over the three-year period ending with fiscal 2013.

We urge shareholders to carefully consider the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement and the accompanying tables, which provide detailed information regarding key elements of our executive compensation program and our compensation philosophy and objectives.

Proposal

The Board of Directors recommends that shareholders approve the following advisory resolution at the 2012 annual meeting:

RESOLVED, that the shareholders of Select Comfort Corporation approve, on an advisory basis, the compensation of the company’s executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the company’s 2012 Annual Meeting of Shareholders.

Because this vote is advisory, it will not be binding on the company or the Board of Directors.  However, the Management Development and Compensation Committee of the Board of Directors will take the outcome of the vote into account in determining future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that shareholders vote “For” approval of the foregoing resolution in favor of the company’s executive compensation program.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of shares necessary for a quorum, is necessary for approval of the foregoing resolution.  Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “For” approval of the foregoing resolution.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, and systems of internal controls regarding financial matters and legal, ethical and regulatory compliance.  The Audit Committee operates under a written charter approved by the Board of Directors.  A copy of the charter is available at the investor relations section of the company’s Web site at http://www.sleepnumber.com/eng/aboutus/corporategovernance.cfm.

The Audit Committee is currently composed of five directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards.  Throughout 2011, the Audit Committee included Stephen L. Gulis, Jr. (Chair) and Jean-Michel Valette.  Christopher P. Kirchen also served on the Audit Committee from the beginning of the year until his retirement from the Board in May of 2011.  Kathleen L. Nedorostek and Ervin R. Shames were appointed to the Audit Committee following the annual meeting of shareholders in May of 2011.  Michael J. Harrison was appointed to the Audit Committee at the time of his appointment to our Board of Directors in December 2011.

Management is responsible for our company’s financial reporting processes and internal control over financial reporting.  Deloitte & Touche LLP, our Independent Registered Public Accounting Firm, is responsible for auditing our company’s consolidated financial statements for the 2011 fiscal year.  This audit is to be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met in person or by telephone conference eight times during 2011.  These meetings involved representatives of management, internal audit and the independent auditors.  At each of its regularly scheduled quarterly meetings, the Audit Committee meets in executive session and also meets separately with representatives of the Independent Registered Public Accounting Firm, the executive who leads our internal audit function, and representatives of the senior management team.

Management represented to the Audit Committee that our company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee has reviewed and discussed the consolidated financial statements, together with the results of management’s assessment of the company’s internal control over financial reporting, with management and the Independent Registered Public Accounting Firm.  The Audit Committee discussed with the Independent Registered Public Accounting Firm the matters required to be discussed with the auditors under Statement on Auditing Standards No. 61 “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU 380).  The Independent Registered Public Accounting Firm provided the Audit Committee with written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the Independent Registered Public Accounting Firm that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal audit and the Independent Registered Public Accounting Firm, and the Audit Committee’s review of the representations of management and the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors

Stephen L. Gulis, Jr., Chair
Michael J. Harrison
Kathleen L. Nedorostek
Ervin R. Shames
Jean-Michel Valette

RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors selected Deloitte & Touche LLP (“Deloitte”) as the company’s independent registered public accounting firm (“Independent Auditors”) for the 2012 fiscal year ending December 29, 2012.  Deloitte has served as our Independent Auditors since the 2010 fiscal year.

Also effective as of March 9, 2010, the Audit Committee approved the dismissal of KPMG LLP (“KPMG”) as the company’s Independent Auditors.  KPMG had served as our Independent Auditors from 1993 through the 2009 fiscal year ended January 2, 2010.  KPMG’s report on our consolidated financial statements as of and for the 2009 fiscal year ended January 2, 2010 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that such report contained a separate paragraph that stated:

“As described in Note 1 to the consolidated financial statements, the company adopted the provisions of SFAS 157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures), and SFAS 159, The Fair Value Option for Financial Assets and Liabilities (included in FASB ASC Topic 825, Financial Instruments), on December 30, 2007 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Topic 740, Income Taxes), on December 31, 2006.”

During the two fiscal years ended January 2, 2010 and January 3, 2009 and through the date of KPMG’s dismissal, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report on our financial statements for such years.  Further, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K occurring within our two most recent fiscal years and through the date of KPMG’s dismissal.

During the two fiscal years ended January 2, 2010 and January 3, 2009 and through the date of engagement of Deloitte, neither we nor anyone on our behalf consulted Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Although the Board is not required to submit the selection of Independent Auditors to shareholders for ratification, and the Board would not be bound by shareholder ratification or failure to ratify the selection, the Board wishes to submit the selection of Deloitte to serve as our Independent Auditors for the 2012 fiscal year ending December 29, 2012 to our shareholders for ratification consistent with best practices in corporate governance.

If shareholders do not ratify the selection of Deloitte as our Independent Auditors, the Audit Committee will reconsider whether to retain Deloitte and may determine to retain that firm or another firm without resubmitting the matter to shareholders.  Even if the selection of Deloitte is ratified by shareholders, the Audit Committee may, in its discretion, direct the appointment of a different firm of Independent Auditors at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from shareholders.  We do not anticipate that representatives of KPMG will be present at the Annual Meeting and, as a result, representatives of KPMG will not be making a statement or responding to questions from shareholders at the Annual Meeting.

Audit and Other Fees

The aggregate fees billed for professional services by Deloitte & Touche LLP in 2011 and 2010 were:

	2011	2010
Audit fees	$355,800	$318,885
Audit-related fees (1)	2,200	2,200
Audit and audit-related fees	$358,000	$321,085
Tax fees (2)	223,976	240,888
All other fees	--	--
Total	$581,976	$561,973

(1)	These fees related to access to an online accounting research tool.
(2)	These fees are primarily for tax compliance services based on time and materials.

Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence, the engagement of the company’s Independent Auditors to provide audit or non-audit services for the company must either be approved by the Audit Committee before the engagement or entered into pursuant to pre-approval policies and procedures established by the Audit Committee.  Our Audit Committee has not established any pre-approval policies or procedures and therefore all audit or non-audit services performed for the company by the Independent Auditors must be approved in advance of the engagement by the Audit Committee.  Under limited circumstances, certain de minimus non-audit services may be approved by the Audit Committee retroactively.  All services provided to the company by the Independent Auditors in 2011 were approved in advance of the engagement by the Audit Committee and no non-audit services were approved retroactively by the Audit Committee pursuant to the exception for certain de minimus services described above.

Board Recommendation

The Board recommends a vote “For” ratification of the selection of Deloitte as our Independent Auditors for the 2012 fiscal year ending December 29, 2012.  Unless a contrary choice is specified, proxies solicited by the Board will be voted “For” the ratification of the selection of Deloitte as Independent Auditors.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.  Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based upon a review of the copies of such reports furnished to us during the 2011 fiscal year ended December 31, 2011 and written representations by such persons, all reports were filed on a timely basis, other than one report related to Shelly R. Ibach which was inadvertently filed one week late due to an administrative error.

Shareholder Proposals for 2013 Annual Meeting

Any shareholder proposal requested to be included in the proxy materials for the 2013 Annual Meeting of Shareholders must (i) be received by our Senior Vice President, General Counsel and Secretary on or before December 18, 2012 and (ii) satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Bylaws.

Our Bylaws require advance written notice to our company of shareholder-proposed business or of a shareholder’s intention to make a nomination for director at an annual meeting of shareholders.  They also limit the business which may be conducted at any special meeting of shareholders to business brought by the Board.

Specifically, the Bylaws provide that business may be brought before an annual meeting by a shareholder only if the shareholder provides written notice to the Secretary of our company not less than 120 days prior to the first anniversary of the date that we first released or mailed our proxy materials to shareholders in connection with the preceding year’s annual meeting.  Under these provisions, notice of a shareholder proposal to be presented at the 2013 Annual Meeting of Shareholders (but that is not requested to be included in the proxy materials) must be provided to the Secretary of our company on or before December 18, 2012.  In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A shareholder’s notice must set forth:

•	A description of the proposed business and the reasons for it,

•	The name and address of the shareholder making the proposal,

•	The class and number of shares of common stock owned by the shareholder, and

•	A description of any material interest of the shareholder in the proposed business.

Our Bylaws also provide that a shareholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of our company within the time limits described above.  The shareholder’s notice must set forth all information about each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee’s business and residence address.  The notice must also set forth the name and record address of the shareholder making the nomination and the class and number of shares of common stock owned by that shareholder.  The required procedures for a shareholder to nominate a director are described in more detail above under the heading “Corporate Governance – Director Nominations Process.”

Other Business

Management of our company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

Copies of 2011 Annual Report

We will furnish to our shareholders without charge a copy of our Annual Report on Form 10-K (without exhibits) for the 2011 fiscal year ended December 31, 2011 upon receipt from any such person of a written request for such an Annual Report.  Such request should be sent to:

Select Comfort Corporation
Investor Relations Department
9800 59th Avenue North
Plymouth, Minnesota 55442

Householding Information

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that you and other holders of our company’s common stock in your household may not receive separate copies of our Notice of Internet Availability of Proxy Materials, Proxy Statement or Annual Report.  We will promptly deliver an additional copy of any of these documents to you if you call us at (763) 551-7498 or write us at the following address:

Select Comfort Corporation
Investor Relations Department
9800 59th Avenue North
Plymouth, Minnesota 55442

Any shareholder who is receiving multiple copies of these documents and would like to receive only one copy per household should contact the shareholder’s bank, broker or other nominee record holder, or the shareholder may contact us at the above address or phone number.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock promptly by mail, telephone, or Internet as instructed on your proxy card.

By Order of the Board of Directors

/s/ Mark A. Kimball
Mark A. Kimball
Senior Vice President,
General Counsel and Secretary

April 17, 2012
Plymouth, Minnesota

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SELECT COMFORT CORPORATION 9800 59TH AVENUE NORTH PLYMOUTH, MN 55442
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors
Nominees	☐	☐	☐

01 Stephen L. Gulis, Jr.	02 Brenda J. Lauderback	03 Ervin R. Shames

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3.	Advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SELECT COMFORT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 30, 2012
12:00 p.m. Local Time

Hilton Minneapolis
1001 Marquette Avenue
Minneapolis, MN 55403

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

Select Comfort Corporation
9800 59th Avenue North
Plymouth, MN 55442

This proxy is solicited by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders to be held on May 30, 2012

The undersigned hereby appoints William R. McLaughlin and Mark A. Kimball (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies, to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Select Comfort Corporation to be held on May 30, 2012, at the Hilton Minneapolis, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, and at any adjournment or postponement thereof. Such shares will be voted as directed with respect to the proposals listed on the reverse side hereof and, in the Proxies’ discretion, as to any other matter that may properly come before the meeting or at any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR“ EACH OF THE NOMINEES NAMED ON THE REVERSE SIDE, “FOR“ EACH OF PROPOSALS 2 AND 3 SET FORTH ON THE REVERSE SIDE and in the discretion of management with respect to such other business as may properly come before the meeting or any adjournment thereof.

See reverse for voting instructions.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 30, 2012

Meeting Information
SELECT COMFORT CORPORATION	Meeting Type: Annual Meeting
For holders as of: April 04, 2012
Date: May 30, 2012 Time: 12:00 PM CDT
Location: Hilton Minneapolis
1001 Marquette Avenue
Minneapolis, MN 55403

SELECT COMFORT CORPORATION 9800 59TH AVENUE NORTH PLYMOUTH, MN 55442	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

- Before You Vote -
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE
1. Combined Document
How to View Online:
Have the information that is printed in the box marked by the arrow     (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:  www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 16, 2012 to facilitate timely delivery.

- How To Vote -
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow    available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote
FOR the following:

1. Election of Directors
Nominees
01 Stephen L. Gulis, Jr.	02 Brenda J. Lauderback	03 Ervin R. Shames

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. Advisory vote to approve named executive officer compensation.

3. Advisory vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.